    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997


                                                       REGISTRATION NO. 33-92548
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                        POST-EFFECTIVE AMENDMENT NO. TWO


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------


                      CRESCENT REAL ESTATE EQUITIES TRUST


            (formerly known as Crescent Real Estate Equities, Inc.)

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            TEXAS                      52-1862813
 (STATE OR OTHER JURISDICTION        (IRS EMPLOYER
       OF ORGANIZATION)           IDENTIFICATION NO.)



                                777 MAIN STREET


                                   SUITE 2100


                            FORT WORTH, TEXAS 76102


                           TELEPHONE: (817) 878-0477

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------


                               GERALD W. HADDOCK


                      CRESCENT REAL ESTATE EQUITIES TRUST


                          777 MAIN STREET, SUITE 2100

                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-0477
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                               ------------------

                                   Copies to:


     ROBERT B. ROBBINS, ESQ.                  DAVID M. DEAN, ESQ.
SHAW, PITTMAN, POTTS & TROWBRIDGE     CRESCENT REAL ESTATE EQUITIES TRUST
       2300 N STREET, N.W.                777 MAIN STREET, SUITE 2100
      WASHINGTON, D.C. 20037                FORT WORTH, TEXAS 76102


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS  SUBJECT TO COMPLETION


            DATED JANUARY 14, 1997



                                9,598,216 SHARES



                                    CRESCENT



                           REAL ESTATE EQUITIES TRUST



                                 COMMON SHARES

                               ------------------


    Crescent Real Estate Equities Trust (the "Company") is a fully integrated real estate company operating as a real estate investment trust ("REIT"). The Company, through its subsidiaries, directly or indirectly owns a portfolio of real estate assets located primarily in 16 metropolitan submarkets in Texas and Colorado. The portfolio includes 53 office properties with an aggregate of approximately 16.3 million net rentable square feet, four full-service hotels with a total of 1,471 rooms, two destination health and fitness resorts, six retail properties and economic interests in three residential development corporations.



    This Prospectus relates to (i) the possible issuance by the Company of up to 6,474,288 common shares (the "Original Exchange Shares") of beneficial interest, par value $.01 per share ("Common Shares"), of the Company if, and to the extent that, holders of up to 6,474,288 units (the "Original Units") of limited partnership interest ("Units") in Crescent Real Estate Equities Limited Partnership (the "Operating Partnership") tender such Original Units in exchange for Common Shares, (ii) the offer and sale from time to time of up to 2,017,392 outstanding Common Shares (the "Original Shares") by the holders thereof, (iii) the possible distribution of up to 617,392 Original Shares if, and to the extent that, the holder thereof (which is a limited partnership) distributes such Original Shares pro rata to its partners as part of the liquidation and winding up of the affairs of such holder, (iv) the possible issuance by the Company of up to 1,097,014 shares (the "RER Exchange Shares") if, and to the extent that, the holder of up to 1,097,014 Units (the "RER Units") tenders such RER Units in exchange for Common Shares, (v) the possible issuance by the Company of up to 9,522 shares (the "JME Exchange Shares") if, and to the extent that, the holder of up to 9,522 Units (the "JME Units") tenders such JME Units in exchange for Common Shares, and (vi) the offer and sale or other distribution from time to time by the holders thereof (the "Selling Shareholders") of any Original Exchange Shares, RER Exchange Shares and JME Exchange Shares (collectively, the "Exchange Shares") and any Original Shares (collectively with the Exchange Shares, the "Secondary Shares"). The Original Units and the Original Shares were issued (or reserved for issuance) in connection with the formation of the Company and the Company's initial public offering. The RER Units were issued, in a private placement in April 1995 to an affiliate of Richard E. Rainwater, the Chairman of the Board of Trust Managers, and the issuance of Common Shares upon any exchange thereof was approved by the shareholders of the Company at its Annual Meeting held on June 12, 1995. The JME Units were issued to an employee of the general partner of the Operating Partnership in a private placement in May 1995. The Company has registered the Original Shares and the Exchange Shares to provide the Selling Shareholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders. See "The Company" and "Registration Rights." Of the Common Shares to which this Prospectus relates,
         had been sold as of                   , 1997. A portion of the Original
Units and all of the RER Units and JME Units have been exchanged for Common Shares, and a portion of the Original Shares and Original Units have been
distributed as of                   , 1997. See "Selling Shareholders."



     SEE "RISK FACTORS" AT PAGE 5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.



    The Common Shares are listed on the New York Stock Exchange under the symbol "CEI." To ensure that the Company maintains its qualification as a REIT for federal income tax purposes, ownership by any person generally is limited to 8.0% of the issued and outstanding Common Shares. See "Description of Shares of the Company."


    The Selling Shareholders from time to time may offer and sell Secondary Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the name of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents.

    The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Registration Rights" for indemnification arrangements between the Company and the Selling Shareholders.


    The Company will not receive any proceeds from the issuance of the Exchange Shares or the sale of any Secondary Shares by the Selling Shareholders but has agreed to bear certain expenses of registration of the Secondary Shares under federal and state securities laws, not including commissions and discounts of agents or broker-dealers and transfer taxes, if any. The Company's interest in the Operating Partnership will increase in connection with any issuance by the Company of Exchange Shares to Unit holders pursuant to this Prospectus.

                               ------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                               ------------------
        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                               ------------------


              THE DATE OF THIS PROSPECTUS IS              , 1997.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The documents listed below have been filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by the Company's predecessor, Crescent Real Estate Equities, Inc. (the "Predecessor Corporation") (Exchange Act file number 1-13038) with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:



     1. The Registration Statement of the Predecessor Corporation on Form 8-A filed on April 18, 1994 registering the common stock, par value $0.01 per share, of the Predecessor Corporation under Section 12(b) of the Exchange Act.



     2. The Proxy Statement in connection with the Predecessor Corporation's 1996 Annual Meeting of Stockholders.



     3. The Predecessor Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, as amended on April 29, 1996.



     4. The Predecessor Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.



     5. The Predecessor Corporation's Current Report on Form 8-K dated August 2, 1994 and filed January 9, 1996, as amended on February 2, 1996 and February 15, 1996.



     6. The Predecessor Corporation's Current Report on Form 8-K dated October 3, 1994 and filed January 9, 1996, as amended on February 2, 1996 and February 15, 1996.



     7. The Predecessor Corporation's Current Report on Form 8-K dated December 19, 1995 and filed January 3, 1996, as amended on February 2, 1996 and February 15, 1996.



     8. The Predecessor Corporation's Current Report on Form 8-K dated April 18, 1996 and filed June 5, 1996.



     9. The Predecessor Corporation's Current Report on Form 8-K dated June 17, 1996 and filed September 11, 1996.



     10. The Predecessor Corporation's Current Report on Form 8-K dated August 15, 1996 and filed September 11, 1996, as amended on September 27, 1996 and November 12, 1996.



     11. The Predecessor Corporation's Current Report on Form 8-K dated September 27, 1996 and filed September 27, 1996.



     12. The Predecessor Corporation's Current Report on Form 8-K dated October 4, 1996 and filed October 4, 1996.



     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Common Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.



     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying

Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.



     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Crescent Real Estate Equities Trust, 777 Main Street, Suite 2100 Fort Worth, Texas 76102, Attention: Company Secretary (telephone number: (817) 878-0477).

                                  THE COMPANY



     Crescent Real Estate Equities Trust (the "Company" or "Crescent Equities") is a fully integrated real estate company operating as a real estate investment trust for federal income tax purposes (a "REIT"). The Company, a Texas real estate investment trust, became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), on December 31, 1996, through the merger (the "Merger") of the Predecessor Corporation and CRE Limited Partner, Inc., a Delaware corporation, into the Company. The Merger was structured to preserve unchanged the existing business, purpose, tax status, management, capitalization and assets, liabilities and net worth (other than due to the costs of the transaction) of the Predecessor Corporation, and the economic interests and voting rights of the stockholders of the Predecessor Corporation (who became the shareholders of the Company as a result of the Merger). The Board of Trust Managers and the executive officers of the Company are identical to, and have the same terms of office as, the Board of Directors and executive officers of the Predecessor Corporation. The Company, as successor issuer to the Predecessor Corporation, expressly adopts, to the extent applicable, the statements of the Predecessor Corporation in the registration statement on Form S-3 (the "Registration Statement") to which this Prospectus is a part as its own Registration Statement for all purposes of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act. The Registration Statement also sets forth additional information necessary to reflect any material changes resulting from the Merger. The term "Company" includes, as the context requires, the Predecessor Corporation, the Operating Partnership (as defined below) and the other subsidiaries of the Company.



     As of December 31, 1996, the Company, through its subsidiaries, directly or indirectly owned a portfolio of real estate assets (the "Properties") located primarily in 16 metropolitan submarkets in Texas and Colorado. The Properties include 53 office properties (the "Office Properties") with an aggregate of approximately 16.3 million net rentable square feet, four full-service hotels with a total of 1,471 rooms, two destination health and fitness resorts (the "Hotel Properties"), six retail properties (the "Retail Properties") with an aggregate of approximately .6 million net rentable square feet and real estate mortgages (the "Residential Development Property Mortgages") and non-voting common stock in three residential development corporations (the "Residential Development Corporations") that own all or a portion of six single-family residential land developments and three prospective condominium/townhome developments (the "Residential Development Properties"). In addition, the Company, through one of its subsidiaries, owns one mortgage note secured by a Class A office property (the "Biltmore Note").



     The Company, as a fully integrated real estate company, provides management, leasing and development services with respect to certain of its Properties. As of December 31, 1996, the Company had approximately 200 employees and its eight officers had over 100 years of combined experience in the real estate industry.



     The Company's direct and indirect subsidiaries include Crescent Real Estate Equities Limited Partnership (the "Operating Partnership"); Crescent Real Estate Equities, Ltd. (the "General Partner" or "CREE, Ltd."), which is the sole general partner of the Operating Partnership; Crescent Real Estate Funding I, L.P. ("Funding I"), Crescent Real Estate Funding II, L.P. ("Funding II"), Crescent Real Estate Funding III, L.P. ("Funding III"), Crescent Real Estate Funding IV, L.P. ("Funding IV"), and Crescent Real Estate Funding V, L.P. ("Funding V"), limited partnerships in which the Operating Partnership owns substantially all of the economic interests directly or indirectly with the remaining interests owned indirectly by the Company through CRE Management I Corp. ("Management I"), CRE Management II Corp. ("Management II"), CRE Management III Corp. ("Management III"), CRE Management IV Corp. ("Management IV") and CRE Management V Corp. ("Management V"), which are wholly-owned subsidiaries of the General Partner and are the general partners of Funding I, Funding II, Funding III, Funding IV and Funding V, respectively.



     The Company conducts all of its business directly through the Operating Partnership and its other subsidiaries and indirectly through the Operating Partnership's interests in the Residential Development Corporations. The General Partner controls the Operating Partnership and the Company is the sole shareholder of the General Partner. In addition, as of December 31, 1996, the Company owned an approximately 83.5% limited partner interest in the Operating Partnership.



     Pursuant to the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement"), limited partners of the Operating Partnership (the "Limited Partners") may elect to exchange (the "Exchange Right") their units of partnership interest in the Operating Partnership ("Units") for common shares of beneficial interest, par value $.01 per share ("Common Shares") on a one-for-one basis (subject to certain exceptions) or, at the election of the Company, for cash equal to the then-current fair market value of the number of Common Shares for which such Units are exchangeable. The Company anticipates that, consistent with the Ownership Limit, it generally will elect to issue Common Shares rather than pay cash in connection with such exchanges. See "Exchange of Units -- General" and "Description of Shares of the Company -- Ownership Limits and Restrictions on Transfer." To the extent that Limited Partners elect to exchange their Units, the Company's interest in the Operating Partnership will increase.

                            SECURITIES TO BE OFFERED



     This Prospectus relates to (i) the possible issuance by the Company of up to 6,474,288 Common Shares (the "Original Exchange Shares") if, and to the extent that, holders of up to 6,474,288 Units (the "Original Units") tender such Original Units in exchange for Common Shares, (ii) the offer and sale from time to time of up to 2,017,392 outstanding Common Shares (the "Original Shares") by the holders thereof, (iii) the possible distribution of up to 617,392 Original Shares if, and to the extent that, the holder thereof (which is a limited partnership) distributes such Original Shares pro rata to its partners as part of the liquidation and winding up of the affairs of such holder, (iv) the possible issuance by the Company of up to 1,097,014 shares (the "RER Exchange Shares") if, and to the extent that, the holder of up to 1,097,014 Units (the "RER Units") tenders such RER Units in exchange for Common Shares, (v) the possible issuance by the Company of up to 9,522 shares (the "JME Exchange Shares") if, and to the extent that, the holder of up to 9,522 Units (the "JME Units") tenders such JME Units in exchange for Common Shares, and (vi) the offer and sale or other distribution from time to time by the holders thereof (the "Selling Shareholders") of any Original Exchange Shares, RER Exchange Shares and JME Exchange Shares (collectively, the "Exchange Shares") and any Original Shares (collectively with the Exchange Shares, the "Secondary Shares"). The Original Units and the Original Shares were issued (or reserved for issuance) in connection with the formation of the Company and the Company's initial public offering. The RER Units were issued, in a private placement in April 1995 to an affiliate of Richard E. Rainwater, the Chairman of the Board of Trust Managers, and the issuance of Common Shares upon any exchange thereof was approved by the shareholders of the Company at its Annual Meeting held on June 12, 1995. The JME Units were issued to an employee of the General Partner in a private placement in May 1995. The Company has registered the Original Shares and the Exchange Shares to provide the Selling Shareholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders. See "The Company" and "Registration Rights." Of the Common Shares to which this Prospectus
relates,           had been sold as of                , 1997. A portion of the
Original Units and all of the RER Units and JME Units have been exchanged for Common Shares, and a portion of the Original Shares and Original Units have been
distributed as of 1997. See "Selling Shareholders.                     "


                                  RISK FACTORS


     Prospective investors should carefully consider the following summary information in conjunction with the other information contained in this Prospectus before exchanging Units or purchasing Common Shares.


CONCENTRATION OF ASSETS


     A significant portion of the Company's assets and revenues are derived from Properties located in the Dallas-Fort Worth and Houston, Texas and Denver, Colorado metropolitan areas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas-Fort Worth, Houston and Denver metropolitan areas or other geographic markets in which the Company in the future may acquire substantial assets could have a substantial effect on the financial condition and results of operations of the Company.



RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW ASSETS



     From the closing of the Company's initial public offering in May 1994 through the date of this Prospectus, the Company has experienced rapid growth, increasing its portfolio of Office Properties on the basis of rentable square feet, by more than 530 percent. There can be no assurance either that the Company will be able to manage its growth effectively or that the Company will be able to maintain its current rate of growth in the future.

PURCHASES FROM FINANCIALLY DISTRESSED SELLERS

     Implementation of the Company's strategy of investing in real estate assets in distressed circumstances has resulted in the acquisition of certain Properties from owners that were in poor financial condition, and such strategy is expected to result in the purchase of additional properties under similar circumstances in the future. In addition to general real estate risks, properties acquired in distress situations present risks related to inadequate maintenance, negative market perception and continuation of circumstances which precipitated the distress originally.

RELIANCE ON KEY PERSONNEL


     The Company is dependent on the efforts of Mr. Richard E. Rainwater, Chairman of the Board of Trust Managers and other senior management personnel. While the Company believes that it could find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Company. Mr. Rainwater has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. John C. Goff, Trust Manager and Vice Chairman of the Board of Trust Managers, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager, have entered into employment agreements with the Company, and Messrs. Rainwater, Goff and Haddock each has entered into a noncompetition agreement with the Company. The Company has not obtained key-man insurance for any of its senior management personnel.


RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT


     The Company intends to continue to operate in a manner so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders, so long as it distributes at least 95 percent of its taxable income currently and satisfies certain other highly technical and complex requirements. Unlike many REITs, which tend to make only one or two types of real estate investments, the Company invests in a broad range of real estate products, and certain of its investments are more complicated than those of other REITs. As a result, the Company is likely to encounter a greater number of interpretative issues under the REIT qualification rules, and more such issues which lack clear guidance, than are other REITs. The Company, as a matter of policy, regularly consults with outside tax counsel in structuring its new investments. The Company has received an opinion from Shaw, Pittman, Potts & Trowbridge ("Tax Counsel") that the Company qualified as a REIT under the Code for its taxable years ending on or before December 31, 1996, is organized in conformity with the requirements for qualification as a REIT under the Code and its proposed manner of operation will enable it to continue to meet the requirements for qualification as a REIT. However, this opinion is based upon certain representations made by the Company and the Operating Partnership and upon existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Furthermore, Tax Counsel's opinion is not binding upon either the Internal Revenue Service or the courts. Because the Company's qualification as a REIT in its current and future taxable years depends upon its meeting the requirements of the Code in future periods, no assurance can be given that the Company will continue to qualify as a REIT in the future. If, in any taxable year, the Company were to fail to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification was lost. The additional tax liability resulting from the failure to so qualify would significantly reduce the amount of funds available for distribution to shareholders.


RISKS RELATING TO DEBT


     The Company's organizational documents do not limit the level or amount of debt that it may incur. It is the Company's current policy to pursue a strategy of conservative use of leverage, generally with a ratio of debt to total market capitalization targeted at approximately 40 percent, although this policy is subject to reevaluation and modification by the Company and could be increased above 40 percent. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the Company's ability to borrow money and meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Company.


RISKS RELATING TO CONTROL OF THE COMPANY


     Ability to Change Policies and Acquire Assets without Shareholder Approval. The Company's operating and financial policies, including its policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, will be determined by the Board of Trust Managers. The Board of Trust Managers generally may revise these policies, from time to time, without shareholder approval. Changes in the Company's policies could adversely affect the Company's financial condition and results of operations. In addition, the Company has the right and intends to acquire additional real estate assets pursuant to and consistent with its investment strategies and policies without shareholder approval.



     Hotel Risks. The Company has leased the Hotel Properties and the lessee of a Hotel Property, rather than the Company, is entitled to exercise all rights of the owner of the respective hotel. The Company will receive both base rent and, as additional rent, a percentage of gross sales above a certain minimum level pursuant to the leases. As a result, the Company will participate in the economic operations of the Hotel Properties only through its indirect participation in gross sales. To the extent that operations of the Hotel Properties may affect the ability of the lessees of the Hotel Properties to pay rent, the Company also may indirectly bear the risks associated with any increases in expenses or decreases in revenues. Each of the Hotel Properties is managed pursuant to a management agreement. The Company, therefore, will be dependent upon the lessees and managers of the Hotel Properties to manage the operations of the Hotel Properties successfully. As a result, the amount of additional rent payable to the Company under the leases with respect to the Hotel Properties will depend on the ability of the lessees and managers of the Hotel Properties to maintain and increase revenues from the Hotel Properties. Accordingly, the Company's results of operations will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the Hotel Properties, the ability of the lessees and managers of the Hotel Properties to maintain and increase gross revenues at the Hotel Properties, competition in the hotel industry and other factors relating to the operation of the Hotel Properties.



     Lack of Control of Residential Development Corporations. The Company is not able to elect the boards of directors of the Residential Development Corporations, and does not have the authority to control the management and operation of the Residential Development Corporations. As a result, the Company does not have the right to control the timing or amount of dividends paid by the Residential Development Corporations and, therefore, does not have the authority to require that funds be distributed to it by any of these entities.



     Possible Adverse Consequences of Ownership Limit. The limitation on ownership of Common Shares set forth in the Company's Declaration of Trust, as well as the provisions of Texas law, could have the effect of discouraging offers to acquire the Company and of inhibiting or impeding a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such a transaction. See "Description of Shares of the Company -- Ownership Limits and Restrictions on Transfer."


GENERAL REAL ESTATE RISKS

     Uncontrollable Factors Affecting Performance and Value. The economic performance and value of the Company's real estate assets will be subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in general national, regional and local economic and market conditions. Such local real estate market conditions may include excess supply and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in the Residential Development Properties) and the availability of financing. The success of the Hotel Properties, for example, will be highly dependent upon their ability to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities.

     Illiquidity of Real Estate Investments. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations.


     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its property, as well as certain other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. Prior to the Company's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Company or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.


REAL ESTATE RISKS SPECIFIC TO THE COMPANY'S BUSINESS


     Acquisition, Lease and Development Risks. There can be no assurance that the Company will be able to implement its investment strategies successfully or that its Property portfolio will expand at all, or at any specified rate or to any specified size. The Company also is subject to the risks that, upon expiration, leases for space in the Office Properties and Retail Properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the Company intends to continue to pursue development activities with respect to the Residential Development Properties and, in the future, may elect to engage in other development activities.



     Risks of Joint Ownership of Assets. The Company has the right to invest, and in certain cases has invested, in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT.

SPECIAL CONSIDERATIONS APPLICABLE TO EXCHANGING LIMITED PARTNERS



     Tax Consequences of Exchange of Units. The exercise by a holder of Units of his Exchange Right will be treated for tax purposes as a sale of the Units by the Limited Partner. Such a sale will be fully taxable to the exchanging Limited Partner, and such exchanging Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Shares received in the exchange plus the amount of the Operating Partnership nonrecourse liabilities allocable to the exchanged Units at the time of the exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (e.g., Exchange Shares) received upon such disposition. See "Exchange of Units -- Tax Consequences of Exchange." In addition, the ability of the Limited Partner to sell a substantial number of Exchange Shares in order to raise cash to pay tax liabilities associated with exchange of Units may be restricted, and, as a result of fluctuations in the stock price, the price the Limited Partner receives for such shares may not equal the value of his Units at the time of exchange.



     Potential Change in Investment Upon Exchange of Units. If a Limited Partner exercises an Exchange Right, such Limited Partner may receive cash or Common Shares of the Company in exchange for the Units. If the Limited Partner receives cash, the Limited Partner will no longer have any interest in the Company and will not benefit from any subsequent increases in share price and will not receive any future distributions from the Company (unless the Limited Partner currently owns or acquires in the future additional Common Shares or Units). If the Limited Partner receives Common Shares, the Limited Partner will become a shareholder of the Company rather than a holder of Units in the Operating Partnership. Although the nature of an investment in Common Shares is substantially equivalent to an investment in Units in the Operating Partnership, there are some differences between ownership of Units and ownership of Common Shares relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation. These differences, some of which may be material to investors, are discussed in "Exchange of Units -- Comparison of Ownership of Units and Common Shares."



     Under the Operating Partnership Agreement, the Company, acting through the General Partner, has full and complete authority, responsibility and discretion in the management and control of the Operating Partnership, subject to limited consent rights of the other Limited Partners with respect to amendments to the Operating Partnership Agreement (which, in general, require the approval of a majority in interest of the Limited Partners) and amendments which adversely affect the rights of Limited Partners (certain of which require the approval of each Limited Partner so affected). See "Description of Units -- Management." The Company's interests in the Operating Partnership (directly and through the General Partner) entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in accordance with its percentage of partnership interests therein.



                      DESCRIPTION OF SHARES OF THE COMPANY



     Common Shares. The Declaration of Trust authorizes the Board of Trust Managers of the Company to issue up to 250,000,000 Common Shares, as well as 250,000,000 Excess Shares, par value $0.01 per share, issuable in exchange for Common Shares as described below under "-- Ownership Limits and Restrictions on Transfer."



     Subject to such preferential rights as may be granted by the Board of Trust Managers in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the Common Shares by the Board of Trust Managers in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

     Preferred Shares. The Declaration of Trust of the Company authorizes the Board of Trust Managers of the Company to issue up to 100,000,000 preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"), to establish one or more series of such Preferred Shares and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. As of the date of this Prospectus, there are no Preferred Shares outstanding. Although the Board of Trust Managers has no present intention to do so, it could, in the future, issue a series of Preferred Shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then prevailing market prices for their Common Shares. The Declaration of Trust also authorizes the issuance of up to an aggregate of 100,000,000 Excess Shares issuable in exchange for Preferred Shares as described below under "-- Ownership Limits and Restrictions on Transfer."



     Ownership Limits and Restrictions on Transfer. For the Company to qualify as a REIT under the Code, (i) not more than 50% in value of outstanding equity securities of all classes ("Equity Securities") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the Equity Securities must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain percentages of the Company's gross income must come from certain activities.



     To ensure that five or fewer individuals do not own more than 50% in value of the outstanding Equity Securities, the Company's Declaration of Trust provides generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 8.0% of the issued and outstanding Common Shares or more than 9.9% of the issued and outstanding shares of any series of Preferred Shares, except that Mr. Rainwater, the Chairman of the Board of Trust Managers, and certain related persons together may own, or be deemed to own, by virtue of certain attribution provisions of the Code, up to 9.5% (the "Rainwater Ownership Limit") of the issued and outstanding Common Shares and up to 9.9% of the issued and outstanding shares of any series of Preferred Shares (collectively, the "Ownership Limit"). The Board of Trust Managers, upon receipt of a ruling from the IRS, an opinion of counsel, or other evidence satisfactory to the Board of Trust Managers, in its sole discretion, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any person that is not an individual (as defined in Section 542(a)(2) of the Code). In connection with any such waiver or change, the Board of Trust Managers may require such representations and undertakings from such person or affiliates and impose such other conditions as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of a proposed transaction or ownership of Equity Securities on the Company's status as a REIT for federal income tax purposes. The Board of Trust Managers also may reduce the Rainwater Ownership Limit, with the written consent of Mr. Rainwater, after any transfer permitted by the Declaration of Trust.



     In addition, the Board of Trust Managers may, from time to time, increase the Common Shares Ownership Limit, except that (i) the Common Shares Ownership Limit may not be increased and no additional limitations may be created if, after giving effect thereto, the Company would be "closely held" within the meaning of Section 856(h) of the Code, (ii) neither the Common Shares Ownership Limit nor the Preferred Shares Ownership Limit may be increased to a percentage that is greater than 9.9%, and (iii) the Rainwater Ownership Limit may not be increased. Prior to any modification of the Ownership Limit or the Rainwater Ownership Limit with respect to any person, the Board of Trust Managers will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company's status as a REIT.



     Under the Declaration of Trust, the Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving the Company's status as a REIT for federal income tax purposes, the Ownership Limit may prevent any person or small group of persons from acquiring control of the Company.



     The Declaration of Trust of the Company also provides that if any issuance, transfer or acquisition of Equity Securities (i) would result in a holder exceeding the Ownership Limit, (ii) would cause the Company to be beneficially owned by fewer than 100 persons, (iii) would result in the Company's being "closely held" within the meaning of Section 856(h) of the Code, or (iv) would otherwise result in the failure of the Company to qualify as a REIT for federal income tax purposes, then such issuance, transfer or acquisition shall be null and void to the intended transferee or holder, and the intended transferee or holder will acquire no rights to the shares. Pursuant to the Declaration of Trust, Equity Securities owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize the Company's status as a REIT under the Code automatically will be converted to Excess Shares. A holder of Excess Shares will not be entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee on Excess Shares pursuant to the Company's Declaration of Trust will be required to be repaid to the Company upon demand. Excess Shares will be subject to repurchase by the Company at its election. The purchase price of any Excess Shares will be equal to the lesser of (i) the price in such proposed transaction or (ii) either (a) if the shares are then listed on the New York Stock Exchange ("NYSE"), the fair market value of such shares reflected in the average closing sales prices for the shares on the 10 trading days immediately preceding the date on which the Company or its designee determines to exercise its repurchase right; or (b) if the shares are not then so listed, such price for the shares on the principal exchange (including the National Market System of the NASDAQ Automated Quotation System on which the shares are listed); or (c) if the shares are not then listed on a national securities exchange, the latest quoted price for the shares; or (d) if not quoted, the average of the high bid and low asked prices if the shares are then traded over-the-counter, as reported by the NASDAQ Automated Quotation System; or (e) if such system is no longer in use, the principal automated quotation system then in use; or (f) if the shares are not quoted on such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares; or
(g) if there is no such market maker or such closing prices otherwise are unavailable, the fair market value, as determined by the Board of Trust Managers in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. The Declaration of Trust also establishes certain restrictions relating to transfers of any Exchange Shares that may be issued. If such transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Company will have the option to deem the intended transferee of any Excess Shares to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.



     Under the Declaration of Trust, the Company has the authority, at any time, to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares is deemed to be outstanding would, in the opinion of nationally recognized tax counsel, jeopardize the status of the Company as a REIT for federal income tax purposes.


     All certificates issued by the Company representing Equity Securities will bear a legend referring to the restrictions described above.


     The Declaration of Trust of the Company also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% of the outstanding Equity Securities (or such lower percentage as may be set by the Board of Trust Managers), must file an affidavit with the Company containing information specified in the Declaration of Trust no later than January 31 of each year. In addition, each shareholder will be required, upon demand, to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Trust may request in order to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of a governmental authority or agency.



     The ownership limitations described above may have the effect of inhibiting or impeding acquisitions of control of the Company by a third party. See "Certain Provisions of the Declaration of Trust, Bylaws and Texas Law."

                 CERTAIN PROVISIONS OF THE DECLARATION OF TRUST
                            AND BYLAWS AND TEXAS LAW



     The Declaration of Trust and the Bylaws of the Company contain certain provisions that may inhibit or impede acquisition or attempted acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Trust Managers. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is only a summary of the terms of the Declaration of Trust and the Bylaws (copies of which have been filed with the Registration Statement of which this Prospectus forms a part). See "Description of Shares of the Company -- Ownership Limits and Restrictions on Transfer."



     Staggered Board of Trust Managers. The Declaration of Trust and the Bylaws of the Company provide that the Board of Trust Managers will be divided into three classes of trust managers, each class constituting approximately one-third of the total number of trust managers, with the classes serving staggered three-year terms. The classification of the Board of Trust Managers will have the effect of making it more difficult for shareholders to change the composition of the Board of Trust Managers, because only a minority of the trust managers are up for election, and may be replaced by vote of the shareholders, at any one time. The Company believes, however, that the longer terms associated with the classified Board of Trust Managers will help to ensure continuity and stability of the Company's management and policies.



     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of the Company's capital shares or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and some, or a majority, of its shareholders. Accordingly, under certain circumstances shareholders could be deprived of opportunities to sell their Common Shares at a higher price than might otherwise be available.



     Number of Trust Managers; Removal; Filling Vacancies. Subject to any rights of holders of Preferred Shares to elect additional trust managers under specified circumstances ("Preferred Holders' Rights"), the Declaration of Trust provides that the number of trust managers will be fixed by, or in the manner provided in, the Bylaws, but must not be more than 25 nor less than one. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, the number of trust managers will be fixed by the Board of Trust Managers, but must not be more than 25 nor less than three. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, and unless the Board of Trust Managers otherwise determines, any vacancies (other than vacancies created by an increase in the total number of trust managers) will be filled by the affirmative vote of a majority of the remaining trust managers, although less than a quorum, and any vacancies created by an increase in the total number of trust managers may be filled by a majority of the entire Board of Trust Managers. Accordingly, the Board of Trust Managers could temporarily prevent any shareholder from enlarging the Board of Trust Managers and then filling the new trust manager position with such shareholder's own nominees.



     The Declaration of Trust and the Bylaws provide that, subject to any Preferred Holders' Rights, trust managers may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares entitled to vote generally in the election of trust managers, voting together as a single class.



     Relevant Factors to be Considered by the Board of Trust Managers. The Declaration of Trust provides that, in determining what is in the best interest of the Company in evaluating a "business combination," "change in control" or other transaction, a trust manager of the Company shall consider all of the relevant factors, which may include (i) the immediate and long-term effects of the transaction on the Company's shareholders, including shareholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located;

(iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price could be obtained for the Company's shares or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues raised by the transaction; and (viii) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Board of Trust Managers may consider subjective factors affecting a proposal, including certain nonfinancial matters, and, on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's shareholders.



     Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals. The Bylaws provide for an advance notice procedure for shareholders to make nominations of candidates for trust manager or bring other business before an annual meeting of shareholders of the Company (the "Shareholder Notice Procedure").



     Pursuant to the Shareholder Notice Procedure (i) only persons who are nominated by, or at the direction of, the Board of Trust Managers, or by a shareholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which trust managers are to be elected, will be eligible for election as trust managers of the Company and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of the Chairman or the Board of Trust Managers or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. In general, for notice of shareholder nominations or proposed business to be conducted at an annual meeting to be timely, it will be a requirement that such notice be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.



     The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Trust Managers a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Trust Managers, to inform shareholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Trust Managers power to block shareholder nominations for the election of trust managers or any shareholder proposal for action, they may have the effect of discouraging a shareholder from proposing nominees or business, precluding a contest for the election of trust managers or the consideration of shareholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management proposal or slate of trust managers, without regard to the merits of such proposal or slate.



     Preferred Shares. The Declaration of Trust authorizes the Board of Trust Managers to establish one or more series of Preferred Shares and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. See "Description of Shares of the Company -- Preferred Shares." The Company believes that the ability of the Board of Trust Managers to issue one or more series of Preferred Shares provides the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. The authorized Preferred Shares are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Trust Managers has no present intention to do so, it could, in the future, issue a series of Preferred Shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then prevailing market prices for their Common Shares.



     Amendment of Declaration of Trust. The Declaration of Trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the Declaration of Trust relating to "business combinations" or "control shares" (as described below under "-- Business Combinations" and "-- Control Share Acquisitions") may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class.



     Rights to Purchase Securities and Other Property. The Declaration of Trust authorizes the Board of Trust Managers, subject to any rights of holders of any series of Preferred Shares, to create and issue rights entitling the holders thereof to purchase from the Company shares of beneficial interest or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Trust Managers. This provision is intended to confirm the authority of the Board of Trust Managers to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.



     Business Combinations. The Declaration of Trust establishes special requirements with respect to "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares (an "Interested Shareholder"), subject to certain exemptions. In general, the Declaration of Trust provides that an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the Company for a period of five years following the date he becomes an Interested Shareholder. Thereafter, pursuant to the Declaration of Trust, such transactions must be (i) approved by the Board of Trust Managers of the Company and (ii) approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the holders of Common Shares receive a minimum price (as such term is defined in the Declaration of Trust) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of the Declaration of Trust do not apply, however, to business combinations that are approved or exempted by the Board of Trust Managers of the Company prior to the time that the Interested Shareholder becomes an Interested Shareholder.



     Control Share Acquisitions. The Declaration of Trust provides that "control shares" of the Company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders, excluding shares owned by the acquiror, officers of the Company and employees of the Company who are also trust managers of the Company. Accordingly, "control shares" will be defined as shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of the outstanding shares. Control shares do not include shares that the acquiring person is entitled to vote on the basis of prior shareholder approval. A "control share acquisition" is defined as the acquisition of control shares, subject to certain exemptions enumerated in the Declaration of Trust.



     The Declaration of Trust provides that a person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the Board of Trust Managers of the Company to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Declaration of Trust permits the Company itself to present the question at any shareholders' meeting.



     Pursuant to the Declaration of Trust, if voting rights are not approved at a shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Declaration of Trust, then, subject to certain conditions and limitations set forth in the Declaration of Trust, the Company will have the right to redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights of the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Under the Declaration of Trust, if voting rights for control shares are approved at a shareholders' meeting and, as a result, the acquiror would be entitled to vote a majority of the shares entitled to vote, all other shareholders will have the rights of dissenting shareholders under the Texas Real Estate Investment Trust (the "TRA"). The Declaration of Trust provides that the fair value of the shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and that certain limitations and restrictions of the TRA otherwise applicable to the exercise of dissenters' rights will not apply.



     These provisions of the Declaration of Trust do not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or if the acquisition is approved or excepted by the Declaration of Trust or Bylaws of the Company prior to a control share acquisition.



     Ownership Limit. The limitation on ownership of Common Shares set forth in the Company's Declaration of Trust, as well as the provisions of the TRA, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Description of Shares of the Company -- Ownership Limits and Restrictions on Transfer."


                              DESCRIPTION OF UNITS


     The following is a summary of the material terms of the Units, including a summary of certain provisions of the Operating Partnership Agreement. Such summary, including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Operating Partnership Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. For a comparison of the voting and other rights of the holders of Units and the Company's shareholders, see "Exchange of Units -- Comparison of Ownership of Units and Common Shares."


MANAGEMENT


     Pursuant to the Operating Partnership Agreement, the Company, through the General Partner, which is the sole general partner of the Operating Partnership, generally has full and complete authority, responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. The Company, through the General Partner, has the power to amend the Operating Partnership Agreement to
(i) add to the obligations of the General Partner or surrender any right or power granted to the General Partner or its affiliates for the benefit of the Limited Partners, (ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of Operating Partnership Agreement, (iii) reflect an inconsequential change that has no material adverse effect on the Limited Partners, (iv) cure an ambiguity, or correct or supplement the Operating Partnership Agreement in a manner not inconsistent with law or the other provisions of the Operating Partnership Agreement, or (v) make other changes with respect to matters arising under the Operating Partnership Agreement not inconsistent with law or the provisions of the Operating Partnership Agreement. However, any other amendments to the Operating Partnership Agreement require the consent of a majority in interest of the Limited Partners. In addition, the Operating Partnership Agreement cannot be amended without the prior written consent of each partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Operating Partnership into a general partner's interest; (ii) modify the limited liability of a Limited Partner; (iii) except as expressly permitted by the Operating Partnership Agreement, alter rights of the partner to receive distributions pursuant to the Operating Partnership Agreement, or the allocations specified in the Operating Partnership Agreement; (iv) alter or modify the Exchange Rights;
(v) cause the termination of the Operating Partnership prior to the expiration of its term; or (vi) amend the section of the Operating Partnership Agreement setting forth these consent rights.


BUSINESS OPERATIONS

     The Operating Partnership Agreement provides that all business activities of the Company, including all activities pertaining to the acquisition, development and ownership of the Properties, must be conducted through the Operating Partnership or through partnerships and limited liability companies affiliated with the Operating Partnership. The Operating Partnership Agreement prohibits the Company from borrowing for the purpose of making distributions to shareholders unless it arranges such borrowing through the Operating Partnership.

     The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT for federal income tax purposes and to avoid any federal income or excise tax liability.

CAPITAL CONTRIBUTIONS


     The Operating Partnership Agreement provides that, if the Operating Partnership requires additional funds at any time or from time to time, the Operating Partnership may borrow such funds directly from a financial institution or other lender, or Crescent Equities (including the General Partner) may borrow such funds from a financial institution or other lender and Crescent Equities may lend such funds to the Operating Partnership on the same terms and conditions as are applicable to Crescent Equities' borrowing of such funds. Alternatively, Crescent Equities may contribute the amount of such required funds as an additional capital contribution to the Operating Partnership. If Crescent Equities contributes additional capital to the Operating Partnership in the form of cash or property, the limited partnership interest of Crescent Equities in the Operating Partnership will be adjusted on a proportionate basis based upon the value of such additional capital contributions and the value of the Operating Partnership immediately after such contributions, while the partnership interests of the other Limited Partners will be decreased on a proportionate basis. Except in connection with the Exchange Rights or an incentive compensation plan, Crescent Equities may not issue additional Common Shares except on a pro rata basis to all shareholders unless the proceeds from the issuance are contributed to the Operating Partnership as an additional capital contribution.



     If Crescent Equities issues preferred stock, rights, options (other than options issued pursuant to the existing stock incentive plans of Crescent Equities), warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Common Shares ("New Securities") to other than all holders of Common Shares, it is required to contribute the proceeds from the issuance of the New Securities to the Operating Partnership in exchange for a preferential partnership interest having economic rights substantially similar to those of the New Securities. If the New Securities subsequently are converted into Common Shares, the preferential partnership interest of Crescent Equities will be converted into an additional limited partnership interest in the Operating Partnership, and the partnership interests of the other Limited Partners will be decreased proportionately, based on the value of the Common Shares into which the New Securities are converted and the value of the Operating Partnership at the time of conversion of the New Securities.


AWARDS UNDER STOCK INCENTIVE PLANS


     If grants of restricted Common Shares ("Restricted Shares") are made pursuant to the existing stock incentive plans of the Company (or any stock incentive plan adopted in the future by the Company), the Operating Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional capital contribution the price received (if any) in connection with such grant. Upon any issuance of Restricted Shares, the Company will be deemed to have contributed to the Operating Partnership an amount equal to the fair market value of the Restricted Shares issued. This will have the effect of increasing the limited partnership interest of the Company (and thus diluting the percentage interests of the other Limited Partners) in connection with any grants of Restricted Shares.



     If options granted in connection with the existing stock incentive plans of the Company (or any other stock incentive plan adopted in the future by the Company) are exercised at any time or from time to time, the Operating Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional capital contribution the exercise price received by the Company in connection with such exercise. Although the Company will contribute to the Operating Partnership an amount equal to the exercise price received, the Company will be deemed to have contributed an amount equal to the fair market value of the Common Shares issued. This will have the effect of increasing the limited partnership interest of the Company

(and thus diluting the percentage interests of the other Limited Partners) in connection with such additional capital contributions.


OTHER EQUITY COMPENSATION PLANS

     The Operating Partnership has adopted two compensation plans that grant limited partnership interests in the Operating Partnership (including Units), or options to acquire limited partnership interests, to employees of the Operating Partnership and may adopt other such plans in the future. The partnership interests of the other Limited Partners (including the Company) are diluted upon any admission of an employee of the Operating Partnership as an additional Limited Partner.


     The Operating Partnership or certain of its affiliates may adopt other incentive compensation plans in which their employees, agents or consultants are compensated based on the Operating Partnership's revenue or income amounts, or based on increases in the market value of Operating Partnership assets, partnership interests in the Operating Partnership or Common Shares.



TRANSFERABILITY OF PARTNERSHIP INTERESTS



     The Operating Partnership Agreement generally provides that the General Partner may not voluntarily withdraw from the Operating Partnership or transfer its interest therein. In addition, Limited Partners of the Operating Partnership have the right to be treated in a merger or other combination of the Company on a substantially equivalent basis with the Company's shareholders or to retain rights substantially equivalent to the Exchange Rights. (The Limited Partners retained Exchange Rights in the Merger effected on December 31, 1996.) Limited Partners may not voluntarily withdraw from the Operating Partnership, but generally may transfer their interests in the Operating Partnership, except that a transferee of a limited partnership interest generally may not become a substitute Limited Partner except with the consent of the General Partner.



REDEMPTION OF SHARES



     If the Company redeems Common Shares, it will cause the Operating Partnership to redeem a proportionate portion of its limited partnership interest in the Operating Partnership.


ALLOCATIONS AND DISTRIBUTIONS

     The net income or net loss of the Operating Partnership for tax purposes will generally be allocated among the partners in accordance with their respective percentage interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

     Pursuant to the Operating Partnership Agreement, the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' ownership interests.

     Pursuant to the Operating Partnership Agreement, the Operating Partnership will also assume and pay when due, or reimburse the Company for payment of, certain costs and expenses relating to the continuity of existence and operations of the Company and the General Partner.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS


     The Company (through the General Partner) has the authority to cause the Operating Partnership to issue additional interests in the Operating Partnership and admit additional Limited Partners in the Operating Partnership in exchange for the contribution of cash or property if it determines that such action is in the best interest of the Operating Partnership, without the consent of the other partners. In such event, an additional Limited Partner's interest in the Operating Partnership will be based on the value of the assets contributed and the value of the Operating Partnership at the time of such contribution, while the partnership interest of each existing Limited Partner will be decreased proportionately. Such additional partner will have all of the rights of a Limited Partner except that such partner will not receive Units exchangeable for Common Shares unless agreed to by the General Partner.


TAX MATTERS

     Pursuant to the Operating Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of the Operating Partnership.

DUTIES AND CONFLICTS


     The Operating Partnership Agreement provides that all business activities of the Company must be conducted through the Operating Partnership or through partnerships and limited liability companies affiliated with the Operating Partnership. The General Partner may hold no assets other than its interest in the Operating Partnership, interests in subsidiary corporations that own up to 1% of partnerships or limited liability companies in which the Operating Partnership also owns an interest and such bank accounts and similar instruments as are necessary for it to conduct its business in accordance with its Certificate of Incorporation and the Operating Partnership Agreement.


     The Operating Partnership is authorized to enter into transactions with partners and their affiliates, as long as the terms of such transactions are fair and reasonable, and no less favorable to the Operating Partnership than could be obtained from an unaffiliated third party.


     Any Limited Partner may engage in other business activities outside the Operating Partnership, including business activities that directly compete with the Operating Partnership, except that Messrs. Rainwater, Goff and Haddock have each agreed that, as long as his noncompetition agreement remains in effect (generally until at least one year after such individual ceases to be a trust manager or executive officer), he will offer to the Company real estate investment opportunities presented to him and, if the Company rejects the opportunity, neither he nor his controlled affiliates will participate in the investment without the approval of a majority of the independent trust managers.


INDEMNIFICATION


     The Operating Partnership Agreement contains indemnification provisions comparable to those contained in the Declaration of Trust.


TERM


     The Operating Partnership will continue in full force and effect until December 31, 2093, or until sooner dissolved (subject to certain exceptions) upon (i) the bankruptcy, dissolution or termination of the General Partner (unless a majority in interest of the Limited Partners elect to continue the Operating Partnership); (ii) the election of the General Partner; or (iii) the sale or other disposition of all or substantially all the assets of the Operating Partnership.



RESOLUTION OF DISPUTES



     Disputes arising under the Operating Partnership Agreement will be resolved by arbitration.



                              REGISTRATION RIGHTS



     The Company has filed the Registration Statement of which this Prospectus is a part pursuant to its obligations under a Registration Rights, Lock-Up and Pledge Agreement dated as of May 5, 1994, by and among the Company and certain holders of Original Shares and Original Units (the "Registration Rights Agreement"). The following summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Under the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the Registration Statement until a date to be agreed upon or until such time as all of the Common Shares covered by the Registration Rights Agreement (i) have been disposed of pursuant to the Registration Statement of which this Prospectus is a part; (ii) have been sold pursuant to Rule 144; or (iii) have become eligible for sale pursuant to Rule 144(k) under the Securities Act. The Registration Rights Agreement grants these rights to holders of Common Shares and Units specified therein (the "Rights Holders"). The Company has no obligation under the Registration Rights Agreement to retain any underwriter to effect the sale of the shares covered thereby.



     Pursuant to the Registration Rights Agreement, the Company agreed to pay all expenses of effecting the registration of the Exchange Shares and Original Shares issued to the Rights Holders (other than underwriting discounts and commissions, fees and disbursements of counsel to a Rights Holder, and transfer taxes, if any) pursuant to the Registration Statement. The Company also agreed to indemnify each Rights Holder and each person, if any, who controls a Rights Holder against certain losses, claims, damages and expenses arising under the securities laws. In addition, each Rights Holder agreed to indemnify the Company and the other Rights Holders, and each person, if any, who controls the Company or the other Rights Holders against other losses, claims, damages and expenses arising under the securities laws with respect to written information furnished to the Company by such Rights Holder for use in this Prospectus or as a result of such Rights Holder's failure to deliver an amendment or supplement to this Prospectus.


                              SELLING SHAREHOLDERS


     The following table provides the names of each Selling Shareholder, the number of Common Shares owned by each Selling Shareholder and the number of Exchange Shares into which Units held by the person are exchangeable (if the Company elects to issue shares rather than pay cash upon such exchange). Since the Selling Shareholders may sell all, a portion or none of their Secondary Shares, no estimate can be made of the aggregate number of Secondary Shares that are to be offered hereby or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates. In addition to the Common Shares they currently own, certain Selling Shareholders may also offer the Exchange Shares they will own if the Units they hold are redeemed for shares.

     The Secondary Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below (based on Common Shares or Units
held at                     , 1997):

                      [This Page Intentionally Left Blank]

                               EXCHANGE OF UNITS

GENERAL


     Pursuant to the Operating Partnership Agreement and except as described below, the Limited Partners have the Exchange Rights, which, subject to the Ownership Limit, enable each of them to exchange all or a portion of their Units in the Operating Partnership to the Company for Common Shares or, at the election of the Company, for cash (the "Cash Amount") equal to the then-current fair market value of the number of Common Shares for which such Units are exchangeable. The Exchange Rights relating to the Original Units became exercisable by the Limited Partners from time to time, in whole or in part, commencing on April 28, 1995; provided, however, that a Limited Partner has not been and is not permitted to exercise the Exchange Rights if and to the extent the issuance of Common Shares to such Limited Partner would violate the Ownership Limit. See "Description of Shares of the Company -- Ownership Limits and Restrictions on Transfer." In addition, all the Original Units were subject to the lock-up and security agreement in the Registration Rights Agreement that prohibited the exercise of the Exchange Rights until May 16, 1995. The Exchange Rights with respect to the RER Units became exercisable following the approval of the holders of a majority of the Company's outstanding Common Shares at the Company's Annual Meeting held on June 12, 1995.



     Pursuant to the Exchange Rights, the Units are exchangeable into Common Shares (or the cash equivalent thereof) on a one-for-one basis. This one-for-one exchange ratio will be adjusted from time to time to reflect stock dividends, stock splits or reverse stock splits. The Exchange Rights also grant an exchanging Unit holder the right to receive (or to receive the cash equivalent of) any rights, options, warrants or other securities issued to all shareholders. If the Company elects to exchange the Units for cash and raises such funds through a public offering of its securities, by borrowing or otherwise, the price otherwise payable for the offered Units will be reduced by the amount equal to the transaction expenses incurred by the Company in raising such funds (but not exceeding 5% of the total amount paid for the Units computed without regard to such expenses).



     To require the Company to exchange Units, a Limited Partner must send a Notice of Exchange (in the form attached as an exhibit to the Operating Partnership Agreement, a copy of which is available from the Company) accompanied by any certificate or certificates evidencing the Units to be exchanged. To the extent that delivery of Exchange Shares would cause the exchanging Unit holder to violate the Ownership Limit, the Company may not deliver Exchange Shares to such Unit holder but may, in its sole and absolute discretion, elect either (i) to pay the consideration to such Unit holder in the form of the Cash Amount or (ii) refuse, in whole or in part, to accept the Notice of Exchange.


TAX CONSEQUENCES OF EXCHANGE

     The following discussion summarizes certain federal income tax considerations that may be relevant to a Limited Partner who exercises the right to require the exchange of his or its Units.


     Tax Treatment of Exchange of Units. If the Company exchanges the Units for Common Shares or cash, the exchange will be treated by the Company, the Operating Partnership and the exchanging Limited Partner as a sale of Units by such Limited Partner to the Company at the time of such exchange. In that event, such sale will be fully taxable to the exchanging Limited Partner and such exchanging Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash and the value of the Common Shares received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the exchanged Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.


     Tax Treatment of Disposition of Units by Limited Partner Generally. If a Unit is exchanged in a manner that is treated as a sale of the Unit, or a Limited Partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "-- Basis of Units," below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., Exchange Shares) received plus the portion of the Operating Partnership's nonrecourse liabilities allocable to the Unit sold. To the extent that the sum of the amount of cash and the fair market value of property received plus the allocable share of the Operating Partnership's nonrecourse liabilities exceeds the Limited Partner's basis for the Unit disposed of, such Limited Partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., Exchange Shares) received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Limited Partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.


     Basis of Units. In general, a Limited Partner who contributed property at the time of his or its admission to the Operating Partnership had an initial tax basis in his or its Units ("Initial Basis") equal to his or its basis in his or its contributed property at the time of such contribution. A Limited Partner's Initial Basis in his or its Units generally is increased by (a) such Limited Partner's share of Operating Partnership taxable income and (b) increases in his or its share of liabilities of the Operating Partnership (including any increase in his or its share of nonrecourse liabilities of the Operating Partnership). Generally, such Partner's basis in his or its Units is decreased (but not below zero) by (i) his or its share of Operating Partnership distributions, (ii) decreases in his or its share of liabilities of the Operating Partnership (including any decrease in his or its share of nonrecourse liabilities of the Operating Partnership), (iii) his or its share of losses of the Operating Partnership, and (iv) his or its share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital. A Limited Partner is considered to have the same basis in each of his or its Units. Thus, although a Limited Partner may have received Units in respect of more than one transaction, his or its basis in each Unit is the average of the basis in all Units.



     Potential Application of the Disguised Sale Regulations to an Exchange of Units. There is a risk that an exchange of Units may cause the original transfer of property to the Operating Partnership by the Limited Partner in exchange for Units to be treated as a "disguised sale" of property. The Code and the United States Department of Treasury regulations promulgated thereunder ("Treasury Regulations," and as they apply to a "disguised sale," the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.


     If a Unit is exchanged, the IRS could contend that the Disguised Sale Regulations apply because as a result of the exchange a Limited Partner receives cash or Common Shares subsequent to the Limited Partner's previous contribution of property to the Operating Partnership. In that event, the IRS would contend that the transactions relating to the formation of the Company themselves were taxable as a disguised sale under the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES



     Generally, the nature of an investment in Common Shares of the Company is substantially equivalent economically to an investment in Units in the Operating Partnership. A holder of Common Shares receives the same distribution that a holder of a Unit receives and shareholders and Unit holders generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are some differences between ownership of Units and ownership of Common Shares, some of which may be material to investors.



     The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Units and Common Shares, respectively. These comparisons are intended to assist Limited Partners of the Operating Partnership in understanding how their investment will be changed if their Units are exchanged for Common Shares. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.


---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
                            FORM OF ORGANIZATION AND ASSETS OWNED
The Operating Partnership is organized as a     The Company is organized as a Texas real
Delaware limited partnership. The Operating     estate investment trust. The Company (and the
Partnership owns (through its subsidiaries)     Predecessor Corporation) elected to be taxed
the Properties and the Biltmore Note. See       as a REIT under the Code, commencing with its
"The Company."                                  taxable year ended December 31, 1994, and
                                                intends to maintain its qualification as a
                                                REIT. Its only assets are its interests
                                                (directly and through a subsidiary
                                                corporation) in the Operating Partnership and
                                                in certain corporations that own up to 1% of
                                                limited partnerships in which the Operating
                                                Partnership also owns an interest, which
                                                gives the Company an indirect investment in
                                                the Properties and the Biltmore Note.
                                    LENGTH OF INVESTMENT
The Operating Partnership will terminate on     The Company has a perpetual term and intends
December 31, 2093, unless earlier dissolved     to continue its operations for an indefinite
in accordance with the terms of the Operating   time period.
Partnership Agreement or as otherwise
provided by law. See "Description of
Units -- Term."

---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
                                     MANAGEMENT CONTROL
All management powers over the business and     The Board of Trust Managers has exclusive
affairs of the Operating Partnership are        control over the Company's business and
vested in the General Partner, and no Limited   affairs subject only to the restrictions in
Partner has any right to participate in or      the Declaration of Trust and Bylaws and the
exercise control or management power over the   Operating Partnership Agreement. The Board of
business and affairs of the Operating           Trust Managers is classified into three
Partnership. The General Partner has the        classes of trust managers. At each annual
power to amend the Operating Partnership        meeting of the shareholders, the successors
Agreement to (i) add to the obligations of      of the class of trust managers whose terms
the General Partner or surrender any right or   expire at that meeting will be elected. The
power granted to the General Partner or its     policies adopted by the Board of Trust
affiliates for the benefit of the Limited       Managers may be altered or eliminated without
Partners, (ii) reflect the admission,           a vote of the shareholders. Accordingly,
substitution, termination or withdrawal of      except for their vote in the elections of
partners in accordance with the terms of        trust managers, shareholders have no control
Operating Partnership Agreement, (iii)          over the ordinary business policies of the
reflect an inconsequential change that has no   Company. The Board of Trust Managers cannot
material adverse effect on the Limited          change the policy of the Company of
Partners, (iv) cure an ambiguity, or correct    maintaining its status as a REIT for federal
or supplement the Operating Partnership         income tax purposes, however, without the
Agreement in a manner not inconsistent with     approval of holders of majority of the
law or the other provisions of the Operating    outstanding Common Shares.
Partnership Agreement, or (v) make other
changes with respect to matters arising under
the Operating Partnership Agreement not
inconsistent with law or the provisions of
the Operating Partnership Agreement. However,
any other amendments to the Operating
Partnership Agreement require the consent of
a majority in interest of the Limited
Partners, and the Operating Partnership
Agreement cannot be amended without the prior
written consent of each partner adversely
affected if such amendment would (i) convert
a Limited Partner's interest in the Operating
Partnership into a General Partner's inter-
est; (ii) modify the limited liability of a
Limited Partner; (iii) except as expressly
permitted by the Operating Partnership
Agreement, alter rights of a partner to
receive distributions pursuant to the Oper-
ating Partnership Agreement, or the
allocations specified in the Operating
Partnership Agreement; (iv) alter or modify
the Exchange Rights; (v) cause the
termination of the Operating Partnership
prior to the expiration of its term; or (vi)
amend the section of the Operating
Partnership Agreement setting forth these
consent rights. The General Partner may not
be removed by the Limited Partners with or
without cause.

---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
                                      FIDUCIARY DUTIES
Under Delaware law, the General Partner is      Under Texas law, the trust managers must
accountable to the Operating Partnership as a   perform their duties in good faith in a
fiduciary and, consequently, is required to     manner that they reasonably believe to be in
exercise good faith and integrity in all of     the best interests of the Company. Trust
its dealings with respect to partnership        managers of the Company who act in such a
affairs. Under the Operating Partnership        manner generally will not be liable to the
Agreement, however, the General Partner is      Company for monetary damages arising from
under no obligation to take into account the    their activities.
tax consequences to any partner of any action
taken by it, and the General Partner is not
liable for monetary damages for losses
sustained or liabilities incurred by partners
as a result of errors of judgment or of any
act or omission, provided that the General
Partner has acted in good faith.

                          MANAGEMENT LIABILITY AND INDEMNIFICATION
As a matter of Delaware law, the General        The Declaration of Trust provides that the
Partner has liability for the payment of the    trust managers and officers of the Company
obligations and debts of the Operating          will not be liable to the Company and its
Partnership unless limitations upon such        shareholders for money damages except for
liability are stated in the document or         certain liabilities if the person (i) is
instrument evidencing the obligation. Under     found liable to the Company or (ii) is found
the Operating Partnership Agreement, the        liable on the basis that the person
Operating Partnership has agreed to indemnify   improperly received a personal benefit. The
the Company, the General Partner and their      Declaration of Trust and Bylaws require the
wholly owned subsidiaries (the "Crescent        Company to indemnify its trust managers and
Group") and any director or officer of the      officers to the fullest extent permitted
members of the Crescent Group (the "Indemni-    under Texas law, thereby generally providing
tees") from and against all losses, claims,     indemnification to the same extent that
damages, liabilities, joint or several,         indemnification is provided under the
expenses (including legal fees and expenses),   Operating Partnership Agreement.
judgments, fines, settlements and other
amounts incurred in connection with any ac-
tions relating to the operations of the
Operating Partnership in which the Indemnitee
is involved, unless (i) the act was in bad
faith and was material to the action; (ii)
the Indemnitee received an improper personal
benefit; or (iii) in the case of any criminal
proceeding, the Indemnitee had reasonable
cause to believe the act or omission was
unlawful. The reasonable expenses incurred by
an Indemnitee may be reimbursed by the
Operating Partnership in advance of the final
disposition of the proceeding upon receipt by
the Operating Partnership of an affirmation
by such Indemnitee of his, her or its good
faith belief that the standard of conduct
necessary for indemnification has been met
and an undertaking by such Indemnitee to
repay the amount if it is determined that
such standard was not met.

---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
                                   ANTITAKEOVER PROVISIONS
Except in limited circumstances (see            The Declaration of Trust and Bylaws of the
"-- Voting Rights" below), the General          Company contain a number of provisions that
Partner has exclusive management power over     may have the effect of delaying or
the business and affairs of the Operating       discouraging an unsolicited proposal for the
Partnership. The General Partner may not be     acquisition of the Company or the removal of
removed by the Limited Partners with or         incumbent management. These provisions
without cause. See "Description of Units."      include, among others: (i) a staggered Board
                                                of Trust Managers; (ii) authorized capital
                                                stock that may be issued as Preferred Shares
                                                in the discretion of the Board of Trust
                                                Managers, with voting rights superior to
                                                those of Common Shares; (iii) a requirement
                                                that, subject to any rights of holders of the
                                                Company's Preferred Shares, trust managers
                                                may be removed only for cause and only by a
                                                vote of holders of at least 80% of the
                                                then-outstanding Common Shares entitled to
                                                vote, voting together as a single class; and
                                                (iv) provisions designed to avoid
                                                concentration of share ownership in a manner
                                                that would jeopardize the status of the
                                                Company as a REIT under the Code. See
                                                "Description of Shares of the Company" for a
                                                more detailed explanation of these provisions
                                                as well as a description of certain other
                                                provisions that could have the effect of
                                                inhibiting or impeding acquisition of control
                                                of the Company.

                                        VOTING RIGHTS
Under the Operating Partnership Agreement,      The Company is managed and controlled by a
the Limited Partners have limited voting        Board of Trust Managers consisting of three
rights as described more fully below.           classes having staggered terms of office.
Otherwise, all decisions relating to the        Each class is to be elected by the
operation and management of the Operating       shareholders at annual meetings of the Com-
Partnership are made by the General Partner.    pany. Texas law requires that certain major
See "Description of Units -- Management."       corporate transactions, including most
                                                amendments to the Declaration of Trust, may
                                                not be consummated without the approval of
                                                shareholders as set forth below. All Common
                                                Shares have one vote, and the Declaration of
                                                Trust permits the Board of Trust Managers to
                                                classify and issue Preferred Shares in one or
                                                more series having voting power which may
                                                differ from that of the Common Shares. See
                                                "Description of Shares of the Company."

---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
     The following is a comparison of the voting rights of the Limited Partners of the
Operating Partnership and the shareholders of the Company as they relate to certain major transactions.

        AMENDMENT OF THE OPERATING PARTNERSHIP AGREEMENT OR THE DECLARATION OF TRUST
The Operating Partnership Agreement may be      Amendments to the Declaration of Trust must
amended through a proposal by the General       be approved by the Board of Trust Managers
Partner. Such proposal, in order to be          and by the vote of at least two-thirds of the
effective, must be approved by the General      votes entitled to be cast at a meeting of
Partner and by Limited Partners owning a        shareholders.
majority-in-interest of the total outstanding
partnership interests. Certain amendments
that affect the fundamental rights of a
Limited Partner must be approved by each
affected Limited Partner. In addition, the
General Partner may, without the consent of
the Limited Partners, amend the Operating
Partnership Agreement as to certain min-
isterial matters. See "-- Management
Control," above.

             VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY
The General Partner may dissolve the            Under Texas law, the Board of Trust Managers
Operating Partnership without the consent of    must obtain approval of holders of at least
the Limited Partners in its sole discretion.    two-thirds of the outstanding Common Shares
                                                in order to dissolve the Company.

                            VOTE REQUIRED TO SELL ASSETS OR MERGE
Under the Operating Partnership Agreement,      Under Texas law, the sale of all or
the sale, exchange, transfer or other           substantially all of the assets of the
disposition of all or substantially all of      Company or merger or consolidation of the
the Operating Partnership's assets or merger    Company requires the approval of the Board of
or consolidation of the Operating Partner-      Trust Managers and by the vote of at least
ship does not require the consent of the        two-thirds of the votes entitled to be cast
Limited Partners.                               at a meeting of shareholders. No approval of
                                                the shareholders is required for the sale of
                                                less than all or substantially all of the
                                                assets of the Company.

                            COMPENSATION, FEES AND DISTRIBUTIONS
The General Partner does not receive any        The trust managers and officers of the
compensation for its service as general         Company receive compensation for their
partner of the Operating Partnership. As a      services.
partner in the Operating Partnership,
however, the General Partner has the same
right to allocations and distributions as
other partners of the Operating Partnership.
In addition, the Operating Partnership will
reimburse the General Partner and other
members of the Crescent Group for all ex-
penses incurred relating to the ongoing
operation of the Company and any other
offering of additional partnership interests
in the Operating Partnership or capital stock
of the Company.

---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
                                   LIABILITY OF INVESTORS
Under the Operating Partnership Agreement and   Under Texas law, holders of Common Shares are
applicable state law, the liability of the      not personally liable for any contractual
Limited Partners for the Operating              obligation of the Company on the basis (i)
Partnership's debts and obligations is          that the person is or was the alter ego of
generally limited to the amount of their        the Company, or (ii) of actual or
investment in the Operating Partnership.        constructive fraud, a sham to perpetrate a
                                                fraud, or similar theory, unless the obligee
                                                demonstrates that the shareholder caused the
                                                Company to be used for the purpose of
                                                perpetrating and did perpetrate an actual
                                                fraud on the obligee primarily for the direct
                                                personal benefit of the shareholder.

                                  REVIEW OF INVESTOR LISTS
Under the Operating Partnership Agreement, a    Under Texas law, a shareholder who holds at
Limited Partner of the Operating Partnership,   least 5% of the outstanding shares of a real
for a purpose reasonably related to his or      estate investment trust or who has held
its interest as a Limited Partner, upon         shares of a real estate investment trust for
written demand with a statement of the          six months or longer may, upon written
purpose of such demand and at the Limited       request, inspect and copy any such trust's
Partner's expense, is entitled to obtain a      books and records, including its list of its
current list of the name and last known         shareholders of record.
business, residence or mailing address of
each Limited Partner of the Operating
Partnership.

                                    NATURE OF INVESTMENT
The Units constitute equity interests           The Common Shares constitute equity interests
entitling each Limited Partner to his or its    in the Company. The Company is entitled to
pro rata share of cash distributions made to    receive its pro rata share of distributions
the Limited Partners of the Operating           made by the Operating Partnership with
Partnership. The Operating Partnership          respect to the Units, and each shareholder
generally intends to retain and reinvest        will be entitled to his pro rata share of any
proceeds of the sale of property or excess      dividends or distributions paid with respect
refinancing proceeds in its business.           to the Common Shares. The dividends payable
                                                to the shareholders are not fixed in amount
                                                and are only paid if, when and as declared by
                                                the Board of Trust Managers. In order to
                                                qualify as a REIT for federal income tax
                                                purposes, the Company must distribute at
                                                least 95% of its taxable income (excluding
                                                capital gains), and any taxable income
                                                (including capital gains) not distributed
                                                will be subject to corporate income tax.

                                POTENTIAL DILUTION OF RIGHTS
The General Partner is authorized, in its       The Board of Trust Managers may issue, in its
sole discretion and without Limited Partner     discretion, additional Common Shares and have
approval, to cause the Operating Partnership    the authority to issue from the authorized
to issue additional limited partnership         capital shares a variety of other equity
interests and other equity securities for any   securities of the Company with such powers,
partnership purpose at any time to the          preferences and rights as the Board of Trust
Limited Partners or to other persons on terms   Managers may designate at the time. The
established by the General Partner.             issuance of either additional Common Shares
                                                or other similar equity securities may result
                                                in the dilution of the interests of the
                                                shareholders.

---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
                                          LIQUIDITY
Limited Partners generally can transfer their   The Exchange Shares will be freely
Units, except that a transferee of a limited    transferable as registered securities under
partnership interest generally cannot become    the Securities Act. The Common Shares are
a substitute Limited Partner except with the    listed on the NYSE. The breadth and strength
consent of the General Partner. Each Limited    of this secondary market will depend, among
Partner has the right, subject to the           other things, upon the number of shares
Ownership Limit, to tender his Units for ex-    outstanding, the Company's financial results
change by the Operating Partnership.            and prospects, the general interest in the
                                                Company's and other real estate investments,
                                                and the Company's dividend yield compared to
                                                that of other debt and equity securities.

                                   FEDERAL INCOME TAXATION
The Operating Partnership is not subject to     The Company has elected to be taxed as a REIT
federal income taxes. Instead, each holder of   for federal income tax purposes. So long as
Units includes his or its allocable share of    it qualifies as a REIT, the Company will be
the Operating Partnership's taxable income or   permitted to deduct distributions paid to its
loss in determining his or its individual       shareholders, which effectively will reduce
federal income tax liability. The maximum       the "double taxation" that typically results
federal income tax rate for individuals under   when a corporation earns income and distrib-
current law is 39.6%.                           utes that income to its shareholders in the
                                                form of dividends. A qualified REIT, however,
                                                is subject to federal income tax on income
                                                that is not distributed and also may be
                                                subject to federal income and excise taxes in
                                                certain circumstances. The maximum federal
                                                income tax rate for corporations under
                                                current law is 35%.

Income and loss from the Operating              Dividends paid by the Company will be treated
Partnership generally is subject to the         as "portfolio" income and cannot be offset
"passive activity" limitations. Under the       with losses from "passive activities." The
"passive activity" rules, income and loss       maximum federal income tax rate for
from the Operating Partnership that is          individuals under current law is 39.6%.
considered "passive income" generally can be
offset against income and loss from other
investments that constitute "passive
activities." The "passive activity" limi-
tations generally apply to individuals,
trusts, estates, personal service
corporations and closely held corporations.

Cash distributions from the Operating           Distributions made by the Company to its
Partnership are not taxable to a holder of      taxable domestic shareholders out of current
Units except to the extent they exceed such     or accumulated earnings and profits will be
holder's basis in his or its interest in the    taken into account by them as ordinary
Operating Partnership (which will include       income. Distributions that are designated as
such holder's allocable share of the            capital gain dividends generally will be
Operating Partnership's nonrecourse debt).      taxed as long-term capital gain, subject to
                                                certain limitations. Distributions in excess
                                                of current or accumulated earnings and
                                                profits will be treated as a non-taxable
                                                return of basis to the extent of a
                                                shareholder's adjusted basis in its Common
                                                Shares, with the excess taxed as capital
                                                gain.

---------------------------------------------------------------------------------------------
            OPERATING PARTNERSHIP                                  COMPANY
---------------------------------------------------------------------------------------------
Each year, holders of Units will receive a      Each year, shareholders will receive Form
Schedule K-I tax form containing detailed tax   1099 used by corporations to report dividends
information for inclusion in preparing their    paid to their shareholders.
federal income tax returns.

Holders of Units may be required, in some       Shareholders who are individuals generally
cases, to file state income tax returns         will not be required to file state income tax
and/or pay state income taxes in the states     returns and/or pay state income taxes outside
in which the Operating Partnership owns         of their state of residence with respect to
property, even if they are not residents of     the operations and distributions of the
those states.                                   Company. The Company may be required to pay
                                                state income taxes in certain states.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION


     The following is a summary of the material federal income tax considerations associated with an investment in the Common Shares offered hereby prepared by Shaw, Pittman, Potts & Trowbridge, tax counsel to Crescent Equities ("Tax Counsel"). This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of Crescent Equities or the Operating Partnership or to the purchase, ownership or disposition of the Common Shares is being requested from the Internal Revenue Service (the "IRS") or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions of Tax Counsel, such conclusions would prevail in court. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court.


     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF CRESCENT EQUITIES


     Crescent Equities has made an election to be treated as a real estate investment trust under Sections 856 through 860 of the Code (as used in this section, a "REIT"), commencing with its taxable year ended December 31, 1994. Crescent Equities believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Crescent Equities intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify as a REIT.


     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code sections, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.


     In the opinion of Tax Counsel, Crescent Equities qualified as a REIT under the Code with respect to its taxable years ending on or before December 31, 1996, and is organized in conformity with the requirements for qualification as a REIT, its manner of operation has enabled it to meet the requirements for qualification as a REIT as of the date of this Prospectus Supplement, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Crescent Equities and the Operating Partnership and is conditioned upon certain representations made by Crescent Equities and the Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Crescent Equities and the Operating Partnership. Moreover, continued qualification as a REIT will depend upon Crescent Equities' ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code, as discussed below. Accordingly, no assurance can be given that the actual stock ownership of Crescent Equities, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failing to qualify as a REIT, see "-- Taxation of Crescent Equities -- Failure to Qualify," below.


     If Crescent Equities qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investments in a corporation. However, Crescent Equities will be subject to federal income tax in the following circumstances. First, Crescent Equities will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. Second, under certain circumstances, Crescent Equities may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crescent Equities has "net income from foreclosure property," it will be subject to tax on such income at the highest corporate rate. "Foreclosure property" generally means real property and any personal property incident to such real property which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made, except that property ceases to be foreclosure property (i) after a two-year period (which in certain cases may be extended by the IRS) or, if earlier, (ii) when the REIT engages in construction on the property (other than for completion of certain improvements) or for more than 90 days uses the property in a business conducted other than through an independent contractor. "Net income from foreclosure property" means (a) the net gain from disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (b) other net income from foreclosure property which would not satisfy the 75% gross income test (discussed below). Property is not eligible for the election to be treated as foreclosure property if the loan or lease with respect to which the default occurs (or is imminent) was made, entered into or acquired by the REIT with an intent to evict or foreclose or when the REIT knew or had reason to know that default would occur. Fourth, if Crescent Equities has "net income derived from prohibited transactions," such income will be subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if Crescent Equities should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Crescent Equities fails the 75% or 95% test. Sixth, if, during each calendar year, Crescent Equities fails to distribute at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year, (ii) 95% of its "real estate investment trust capital gain net income" for such year, and (iii) any undistributed taxable income from prior periods, Crescent Equities will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Crescent Equities acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Crescent Equities' hands is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and Crescent Equities recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Crescent Equities, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Crescent Equities over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). (The results described above with respect to the recognition of "built-in gain" assume that Crescent Equities will make an election pursuant to IRS Notice 88-19.)


     Requirements of Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or trust managers; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons;
(6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding certain distributions and the nature of its income and assets and properly files an election to be treated as a REIT. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months).



     Crescent Equities issued sufficient Common Shares pursuant to its initial public offering in 1994 to satisfy the requirements described in (5) and (6) above. While the existence of the Exchange Rights may cause Limited Partners to be deemed to own the Common Shares they could acquire through the Exchange Rights, the amount of Common Shares that can be acquired at any time through the Exchange Rights is limited to an amount which, together with any other Common Shares actually or constructively deemed, under the Declaration of Trust, to be owned by any person, does not exceed the Ownership Limit. See "Description of Shares of the Company -- Ownership Limits and Restrictions on Transfer." Moreover, the ownership of Common Shares by persons other than contributing Limited Partners generally is limited under the Ownership Limit to no more than 8.0% of the outstanding Common Shares. In addition, the Declaration of Trust provides for restrictions regarding the ownership or transfer of Common Shares in order to assist Crescent Equities in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Shares of the Company -- Ownership Limits and Restrictions on Transfer."



     If a REIT owns a "qualified REIT subsidiary," the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. CREE Ltd., Management I, Management II, Management III, Management IV and Management V are qualified REIT subsidiaries, and thus all of the assets (i.e., the respective partnership interests in the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V), liabilities and items of income, deduction and credit of CREE Ltd., Management I, Management II, Management III, Management IV and Management V are treated as assets and liabilities and items of income, deduction and credit of Crescent Equities. Unless otherwise required, all references to Crescent Equities in this "Federal Income Tax Considerations" section refer to Crescent Equities and its qualified REIT subsidiaries.


     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of
Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, Crescent Equities' proportionate share of the assets, liabilities and items of income of the Operating Partnerships and its subsidiary partnerships are treated as assets, liabilities and items of income of Crescent Equities for purposes of applying the requirements described herein.

     Income Tests. In order for Crescent Equities to achieve and maintain its qualification as a REIT, there are three requirements relating to Crescent Equities' gross income that must be satisfied annually. First, at least 75% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or mortgages on real property. These categories include, subject to various limitations, rents from real property, interest on mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property. Second, at least 95% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income qualifying under the 75% test and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for each taxable year, gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Crescent Equities' gross income (including gross income from prohibited transactions) for such taxable year. Crescent Equities, through its partnership interests in the Operating Partnership and all subsidiary partnerships, believes it satisfied all three of these income tests for 1994, 1995 and 1996 and expects to satisfy them for subsequent taxable years.



     The bulk of the Operating Partnership's income is currently derived from rents with respect to the Office Properties, the Hotel Properties and the Retail Properties. Rents received by Crescent Equities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that a REIT may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property.



     Crescent Equities, based in part upon opinions of Tax Counsel as to whether various tenants, including the lessees of the Hotel Properties, constitute Related Party Tenants, believes that the income it received in 1994, 1995, and 1996 and will receive in subsequent taxable years from (i) charging rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charging rent for personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly performing services considered to be rendered to the occupant of property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) entering into any lease with a Related Party Tenant, will not cause Crescent Equities to fail to meet the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position.


     The Operating Partnership will also receive fixed and contingent interest on the Residential Development Property Mortgages. Interest on mortgages secured by real property satisfies the 75% and 95% gross income tests only if it does not include any amount whose determination depends in whole or in part on the income of any person, except that (i) an amount is not excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales and (ii) income derived from a shared appreciation provision in a mortgage is treated as gain recognized from the sale of the secured property. Certain of the Residential Development Property Mortgages contain provisions for contingent interest based upon property sales. In the opinion of Tax Counsel, each of the Residential Development Property Mortgages constitutes debt for federal income tax purposes, any contingent interest derived therefrom will be treated as being based on a fixed percentage of sales, and therefore all interest derived therefrom will constitute interest received from mortgages for purposes of the 75% and 95% gross income tests. If, however, the contingent interest provisions were instead characterized as shared appreciation provisions, any resulting income would, because the underlying properties are primarily held for sale to customers in the ordinary course, be treated as income from prohibited transactions, which would not satisfy the 75% and 95% gross income tests, which would count toward the 30% gross income test, and which would be subject to a 100% tax.


     In applying the 95% and 75% gross income tests to Crescent Equities, it is necessary to consider the form in which certain of its assets are held, whether that form will be respected for federal income tax purposes, and whether, in the future, such form may change into a new form with different tax attributes (for example, as a result of a foreclosure on debt held by the Operating Partnership). For example, the Residential Development Properties are primarily held for sale to customers in the ordinary course of business, and the income resulting from such sales, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests and would count as gain from the sale of assets for purposes of the 30% limitation. In addition, such income would be considered "net income from prohibited transactions" and thus would be subject to a 100% tax. The income from such sales, however, will be earned by the Residential Development Corporations rather than by the Operating Partnership and will be paid to the Operating Partnership in the form of interest and principal payments on the Residential Development Property Mortgages or distributions with respect to the stock in the Residential Development Corporations held by the Operating Partnership. In similar fashion, the income earned by the Hotel Properties, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests because it would not constitute "rents from real property." Such income is, however, earned by the lessees of these Hotel Properties and what the Operating Partnership receives from the lessees of these Hotel Properties is rent. Tax Counsel is of the opinion that (i) the Residential Development Properties or any interest therein will be treated as owned by the Residential Development Corporations, (ii) amounts derived by the Operating Partnership from the Residential Development Corporations under the terms of the Residential Development Property Mortgages will qualify as interest or principal, as the case may be, paid on mortgages on real property for purposes of the 75% and 95% gross income tests, (iii) amounts derived by the Operating Partnership with respect to the stock of the Residential Development Corporations will be treated as distributions on stock (i.e., as dividends, a return of capital, or capital gain, depending upon the circumstances) for purposes of the 75% and 95% gross income tests and (iv) the leases of the Hotel Properties will be treated as leases for federal income tax purposes, and the rent payable thereunder will qualify as "rents from real property." Tax Counsel has provided opinions similar to those provided with respect to the Operating Partnership's investment in the Residential Development corporations with respect to its investments in certain other entities through non-voting securities and secured debt. Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving transactions with terms substantially the same as those with respect to the Residential Development Corporations and the leases of the Hotel Properties. Therefore, the opinions of Tax Counsel with respect to these matters are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position. If one or more of the Hotel Properties leases is not a true lease, part or all of the payments that the Operating Partnership receives from the respective lessee may not satisfy the various requirements for qualification as "rents from real property," or the Operating Partnership might be considered to operate the Hotel Properties directly. In that case, Crescent Equities likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, likely would lose its REIT status. Similarly, if the IRS were to challenge successfully the arrangements with the Residential Development Corporations, Crescent Equities' qualification as a REIT could be jeopardized.



     If any of the Residential Development Properties were to be acquired by the Operating Partnership as a result of foreclosure on any of the Residential Development Property Mortgages, or if any of the Hotel Properties were to be operated directly by the Operating Partnership or a subsidiary partnership as a result of a default by the lessee under the lease, such property would constitute foreclosure property for two years following its acquisition (or for up to an additional four years if an extension is granted by the IRS), provided that (i) the Operating Partnership or its subsidiary partnership conducts sales or operations through an independent contractor; (ii) the Operating Partnership or its subsidiary partnership does not undertake any construction on the foreclosed property other than completion of improvements which were more than 10% complete before default became imminent; and (iii) foreclosure was not regarded as foreseeable at the time Crescent Equities acquired the Residential Development Property Mortgages or leased the Hotel Properties. For so long as any of these properties constitutes foreclosure property, the income from such sales would be subject to tax at the maximum corporate rates and would qualify under the 75% and 95% gross income tests. However, if any of these properties does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests and, in the case of the Residential Development Properties, will count toward the 30% test and will be subject to the 100% tax.



     Crescent Equities anticipates that it will have certain income which will not satisfy the 75% or the 95% gross income test and/or which will constitute income whose receipt could cause Crescent Equities not to comply with the 30% gross income test. For example, income from dividends on the stock of the Residential Development Corporations will not satisfy the 75% gross income test. It is also possible that certain income resulting from the use of creative financing or acquisition techniques would not satisfy the 75%, 95%, or 30% gross income tests. Crescent Equities believes, however, that the aggregate amount of nonqualifying income will not cause Crescent Equities to exceed the limits on nonqualifying income under the 75%, 95% or 30% gross income tests.


     Any gross income derived from a prohibited transaction is taken into account in applying the 30% gross income test necessary to qualify as a REIT. Crescent Equities believes that no asset owned by the Operating Partnership is primarily held for sale to customers and that the sale of any of the Properties will not be in the ordinary course of business. Whether property is held primarily for sale to customers in the ordinary course of business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. No assurance can be given that Crescent Equities can (a) comply with certain safe-harbor provisions of the Code which provide that certain sales do not constitute prohibited transactions or (b) avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

     If Crescent Equities fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Crescent Equities' failure to meet such tests is due to reasonable cause and not to willful neglect, Crescent Equities attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crescent Equities would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of Crescent Equities' gross income over Crescent Equities' qualifying income in the relevant category, whichever is greater.


     Asset Tests. Crescent Equities, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crescent Equities' total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership, any partnerships in which the Operating Partnership owns an interest, or qualified REIT subsidiaries of Crescent Equities and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Crescent Equities), cash, cash items and government securities. Second, not more than 25% of Crescent Equities' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crescent Equities may not exceed 5% of the value of Crescent Equities' total assets, and Crescent Equities may not own more than 10% of any one issuer's outstanding voting securities. The 25% and 5% tests generally must be met for any quarter in which Crescent Equities acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership by acquiring Units from Limited Partners upon the exercise of their Exchange Rights).


     The Operating Partnership owns 100% of the non-voting stock of each Residential Development Corporation. In addition, the Operating Partnership owns the Residential Development Property Mortgages. As stated above, in the opinion of Tax Counsel each of these mortgages will constitute debt for federal income tax purposes and therefore will be treated as a real estate asset; however, the IRS could assert that such mortgages should be treated as equity interests in their respective issuers, which would not qualify as real estate assets. By virtue of its ownership of partnership interests in the Operating Partnership, Crescent Equities will be considered to own its pro rata share of these assets. Neither Crescent Equities nor the Operating Partnership, however, will directly own more than 10% of the voting securities of any Residential Development Corporation and, in the opinion of Tax Counsel, Crescent Equities will not be considered to own any of such voting securities. In addition, Crescent Equities and its senior management believe that Crescent Equities' pro rata share of the value of the securities of each Residential Development Corporation do not separately exceed 5% of the total value of Crescent Equities' total assets. This belief is based in part upon its analysis of the estimated values of the various securities owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of Crescent Equities as a REIT, is relying on the conclusions of Crescent Equities and its senior management as to the value of the various securities and other assets. There can be no assurance, however, that the IRS might not contend that the values of the various securities held by Crescent Equities through the Operating Partnership separately exceed the 5% value limitation or, in the aggregate, exceed the 25% value limitation or that the voting securities of the Residential Development Corporations should be considered to be owned by Crescent Equities. Finally, if the Operating Partnership were treated for tax purposes as a corporation rather than as a partnership, Crescent Equities would violate the 10% of voting securities and 5% of value limitations, and the treatment of any of the Operating Partnership's subsidiary partnerships as a corporation rather than as a partnership could also violate one or the other, or both, of these limitations. In the opinion of Tax Counsel, for federal income tax purposes the Operating Partnership and all the subsidiary partnerships will be treated as partnerships and not as either associations taxable as corporations or publicly traded partnerships. See
"-- Tax Aspects of the Operating Partnership and the Subsidiary Partnerships," below.


     As noted above, the 5% and 25% value requirements must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of this Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights). Although Crescent Equities plans to take steps to ensure that it satisfies the 5% and 25% value tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps (i) will always be successful; (ii) will not require a reduction in Crescent Equities' overall interest in the various corporations; or
(iii) will not restrict the ability of the Residential Development Corporations to increase the sizes of their respective businesses, unless the value of the assets of Crescent Equities is increasing at a commensurate rate.


     Annual Distribution Requirements. In order to qualify as a REIT, Crescent Equities is required to distribute dividends (other than capital gains dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the "real estate investment trust taxable income" of Crescent Equities (computed without regard to the dividends paid deduction and Crescent Equities' net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain excess noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crescent Equities timely files its tax return for such year, and if paid on or before the date of the first regular dividend payment after such declaration. To satisfy the 95% distribution requirement for 1994, Crescent Equities made a distribution to shareholders in 1995 which it believes was properly attributable to its 1994 tax year in accordance with the rules described in the preceding sentence. To the extent that Crescent Equities does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular capital gains and ordinary corporate tax rates. Furthermore, if Crescent Equities should fail to distribute, during each calendar year, at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year;
(ii) 95% of its "real estate investment trust capital gain income" for such year; and (iii) any undistributed taxable income from prior periods, Crescent Equities would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.



     Crescent Equities believes that it has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes CREE Ltd., as General Partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Crescent Equities to meet these distribution requirements. It is possible, however, that, from time to time, Crescent Equities may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at its "real estate investment trust taxable income." Issues may also arise as to whether certain items should be included in income. For example, Tax Counsel has opined that the Operating Partnership should include in income only its share of the interest income actually paid on two mortgage notes purchased by the Company and secured by two Office Properties ("Mortgage Notes"), both of which were acquired at a substantial discount, rather than its share of the amount of interest accruing pursuant to the terms of the these investments, but opinions of counsel are not binding on the IRS or the courts. In this regard, the IRS has taken a contrary view in a recent technical advice memorandum concerning the accrual of original issue discount ("OID"). The Company believes, however, that even if the Operating Partnership were to include in income the full amount of interest income accrued on these notes, and the Operating Partnership were not allowed any offsetting deduction for the amount of such interest to the extent it is uncollectible, the Company nonetheless would be able to satisfy the 95% distribution requirement without borrowing additional funds or distributing stock dividends (as discussed below). In addition, it is possible that certain creative financing or creative acquisition techniques used by the Operating Partnership may result in income (such as income from cancellation of indebtedness or gain upon the receipt of assets in foreclosure whose fair market value exceeds the Operating Partnership's basis in the debt which was foreclosed upon) which is not accompanied by cash proceeds. In this regard, the modification of a debt can result in taxable gain equal to the difference between the holder's basis in the debt and the principal amount of the modified debt. Tax Counsel has opined that the Mortgage Notes were not modified in the hands of the Operating Partnership. Based on the foregoing, Crescent Equities may have less cash available for distribution in a particular year than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income for such year. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, Crescent Equities may find it appropriate to arrange for borrowings through the Operating Partnership or to pay distributions in the form of taxable stock dividends.


     Under certain circumstances, Crescent Equities may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Crescent Equities' deduction for dividends paid for the earlier year. Thus, Crescent Equities may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crescent Equities will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Ownership Information. Pursuant to applicable Treasury Regulations, in order to be treated as a REIT, Crescent Equities must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its Equity Securities. Crescent Equities believes that it has complied and intends to continue to comply with such requirements.

     Failure to Qualify. If Crescent Equities fails to qualify as a REIT in any taxable year and the relief provisions do not apply, Crescent Equities will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crescent Equities fails to qualify as a REIT will not be deductible by Crescent Equities; nor will they be required to be made. If Crescent Equities fails to qualify as a REIT, then, to the extent of Crescent Equities' current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crescent Equities will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to state whether in all circumstances Crescent Equities would be entitled to such statutory relief.


     Possible Legislation. On October 6, 1995, the House of Representatives passed budget reconciliation legislation entitled the Tax Simplification Act of 1995, which contained various amendments to the Code, including amendments to the provisions governing the tax treatment of REITs. The modifications to the REIT rules were sponsored by the REIT industry and would generally have operated to liberalize the requirements for qualification as a REIT. These modifications would have become effective in the first taxable year following their enactment. However, these modifications were not part of the budget reconciliation legislation which passed Congress and which, in any event, President Clinton subsequently vetoed. It is anticipated that these modifications will be reintroduced in 1997. Whether or when modifications to the REIT rules will ultimately be enacted, or what provisions they will contain if they are enacted, cannot be ascertained at this time.


TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS


     As long as Crescent Equities qualifies as a REIT, distributions made to Crescent Equities' taxable U.S. shareholders out of Crescent Equities' current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and, for corporate shareholders, will not be eligible for the dividends received deduction. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crescent Equities' actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by Crescent Equities in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crescent Equities and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crescent Equities during January of the following calendar year. Shareholders may not include any net operating losses or capital losses of Crescent Equities in their respective income tax returns.



     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crescent Equities required to be treated by such shareholder as long-term capital gain.


TAXATION OF TAX-EXEMPT SHAREHOLDERS


     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares is not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.


TAXATION OF FOREIGN SHAREHOLDERS


     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to an investment in Common Shares, including any reporting requirements.


     Distributions that are not attributable to gain from sales or exchanges by Crescent Equities of United States real property interests and not designated by Crescent Equities as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of Crescent Equities. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. Crescent Equities expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder has filed the required IRS Form 1001 with Crescent Equities or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Crescent Equities claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business. Distributions in excess of Crescent Equities' current and accumulated earnings and profits will be subject to a 10% withholding requirement but will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of the Common Shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions would be subject to withholding at the same rate as dividends. However, a Non-U.S. Shareholder may seek a refund from the IRS of amounts of tax withheld in excess of the Non-U.S. Shareholder's actual U.S. tax liability.


     For any year in which Crescent Equities qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Crescent Equities of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. Crescent Equities is required to withhold 35% of any distribution that could be designated by Crescent Equities as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.


     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if Crescent Equities is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Crescent Equities is and currently expects to continue to be a "domestically controlled REIT," and in such case the sale of Common Shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case gains will be subject to a 30% tax. If the gain on the sale of Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.


TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable solely to Crescent Equities' investment in the Operating Partnership and its subsidiary partnerships and represents the views of Tax Counsel. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.


     Classification of the Operating Partnership and its Subsidiary Partnerships for Tax Purposes. In the opinion of Tax Counsel, based on the provisions of the Operating Partnership Agreement and the partnership agreements of the various subsidiary partnerships, certain factual assumptions and certain representations described in the opinion, the Operating Partnership and the subsidiary partnerships will each be treated as a partnership and neither an association taxable as a corporation for federal income tax purposes, nor a "publicly traded partnership" taxable as a corporation. Unlike a ruling from the IRS, however, an opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and its subsidiary partnerships as partnerships for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, Crescent Equities would fail to qualify as a REIT because it would not be able to satisfy the income and asset requirements. See "-- Taxation of Crescent Equities," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case Crescent Equities might incur a tax liability without any related cash distributions. See "-- Taxation of Crescent Equities," above. Further, items of income and deduction for the Operating Partnership would not pass through to the respective partners, and the partners would be treated as shareholders for tax purposes. The Operating Partnership would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income. Similarly, if any of the subsidiary partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, such treatment might cause Crescent Equities to fail to qualify as a REIT, and in any event such partnership's items of income and deduction would not pass through to its partners, and its net income would be subject to income tax at regular corporate rates.



     Income Taxation of the Operating Partnership and its Subsidiary Partnerships. A partnership is not a taxable entity for federal income tax purposes. Rather, Crescent Equities will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with the taxable year of Crescent Equities, without regard to whether Crescent Equities has received or will receive any cash distributions. The Operating Partnership's income, gains, losses, deductions and credits for any taxable year will include its allocable share of such items from its subsidiary partnerships.



     Tax Allocations with Respect to Pre-Contribution Gain. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties initially contributed to the Operating Partnership were substantially in excess of their adjusted tax bases. The Operating Partnership Agreement requires that allocations attributable to each item of initially contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable will not correspond exactly to the percentage interests of the partners. Upon the disposition of any item of initially contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes will be allocated for tax purposes to the contributing partner and, in addition, the Operating Partnership Agreement provides that any remaining gain will be allocated for tax purposes to the contributing partners to the extent that tax depreciation previously allocated to the noncontributing partners was less than the book depreciation allocated to them. These allocations are intended to be consistent with Section 704(c) of the Code and with Treasury Regulations thereunder. The tax treatment of properties contributed to the Operating Partnership subsequent to its formation is expected generally to be consistent with the foregoing.



     In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause Crescent Equities to be allocated lower depreciation and other deductions. This may cause Crescent Equities to recognize taxable income in excess of cash proceeds, which might adversely affect Crescent Equities' ability to comply with the REIT distribution requirements. See "-- Taxation of Crescent Equities," above.


SALE OF PROPERTY

     Generally, any gain realized by the Operating Partnership on the sale of real property, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Crescent Equities' share of any gain realized on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's business, however, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Crescent Equities," above. Such prohibited transaction income will also have an adverse effect upon Crescent Equities' ability to satisfy the income tests for status as a REIT for federal income tax purposes. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties, and to make such occasional sales of properties as are consistent with these investment objectives.

TAXATION OF THE RESIDENTIAL DEVELOPMENT CORPORATIONS


     A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Residential Development Corporations through dividends on non-voting stock thereof held by the Operating Partnership and interest on the Residential Development Property Mortgages held by the Operating Partnership. The Residential Development Corporations do not qualify as REITs and pay federal, state and local income taxes on their taxable incomes at normal corporate rates, which taxes reduce the cash available for distribution by Crescent Equities to its shareholders. Crescent Equities anticipates that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the Residential Development Corporations, but there can be no assurance that this will be the case or that the IRS will not challenge such deductions. Any federal, state or local income taxes that the Residential Development Corporations are required to pay will reduce the cash available for distribution by Crescent Equities to its shareholders.


STATE AND LOCAL TAXES


     Crescent Equities and its shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The tax treatment of Crescent Equities and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares of Crescent Equities.



     In particular, the State of Texas imposes a franchise tax upon corporations that do business in Texas. The Texas franchise tax is imposed on each such entity with respect to the entity's "net taxable capital" and its "net taxable earned surplus" (generally, the entity's federal taxable income, with certain adjustments). The franchise tax on net taxable capital is imposed at the rate of 0.25% of an entity's net taxable capital. The franchise tax rate on "net taxable earned surplus" is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. Any Texas franchise tax that Crescent Equities is indirectly required to pay will reduce the cash available for distribution by Crescent Equities to shareholders. Even if an entity is doing business in Texas for Texas franchise tax purposes, the entity is subject to the Texas franchise tax only on the portion of the taxable capital or taxable earned surplus apportioned to Texas.



     As a Texas real estate investment trust, Crescent Equities will not be subject directly to the Texas franchise tax. However, Crescent Equities will be subject indirectly to the Texas franchise tax as a result of its interests in CREE Ltd., Management I, Management II, Management III, Management IV and Management V, which will be subject to the Texas franchise tax because they are general partners of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V, and the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V will be doing business in Texas.



     It is anticipated that the Crescent Equities' Texas franchise tax liability will not be substantial because CREE Ltd., Management I, Management II, Management III, Management IV and Management V are allocated only a small portion of the taxable income of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V.



     The Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V will not be subject to the Texas franchise tax, under the laws in existence at the time of this Prospectus because they are partnerships instead of corporations. There is no assurance, however, that the Texas legislature, which will meet again in regular session in 1997, will not expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V or enact other legislation which may result in subjecting Crescent Equities to the Texas franchise tax. Any statutory change by the Texas legislature may be applied retroactively.



     In addition, it should be noted that two of the Residential Development Corporations will be doing business in Texas and will be subject to the Texas franchise tax. Further, Crescent/301, L.L.C. will be subject to the Texas franchise tax because it is doing business in Texas and limited liability companies are subject to Texas franchise tax. However, this franchise tax should not be substantial because Crescent/301, L.L.C. owns a 1% interest in 301 Congress Avenue, L.P. Other entities that will be subject to the Texas franchise tax include CresTex Development, LLC and its member CresCal Properties, Inc. It is expected that the franchise tax liability of these two entities will not be substantial.



     Governor George W. Bush of Texas has announced his desire that the Texas legislature consider in its 1997 regular session proposals for property tax relief in Texas. Such relief would require increasing the proportion of education funding costs paid by the State of Texas and reducing the proportion paid by local property taxes. Alternatives for increasing State of Texas revenues that have been considered include broadening the franchise tax base to include other entities, enactment of a new gross receipts tax, enactment of a new business activity tax and/or an increase in the sales tax. If the franchise tax is broadened, it could be expanded to apply to partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V (and possibly to business trusts such as Crescent Equities). If either a gross receipts tax or a business activity tax was enacted, it most likely would replace the current franchise tax. However, a gross receipts tax or a business activities tax could apply to partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV and Funding V (and possibly to business trusts such as Crescent Equities). Whether or when any of these provisions, or any alternative provisions, will ultimately be enacted, or what provisions they will contain if they are enacted, cannot be ascertained at this time.



     Locke Purnell Rain Harrell (A Professional Corporation), special tax counsel to Crescent Equities ("Special Tax Counsel"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that, based on the current structure of Crescent Equities and based upon current law, it accurately summarizes the Texas franchise tax matters expressly described herein. Special Tax Counsel expresses no opinion on any other tax considerations affecting Crescent Equities or a holder of Common Shares, including, but not limited to, other Texas franchise tax matters not specifically discussed above.


     Tax Counsel has not reviewed the discussion in this section with respect to Texas franchise tax matters and has expressed no opinion with respect thereto.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances. A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX QUALIFIED RETIREMENT PLAN, AN IRA OR A GOVERNMENTAL, CHURCH OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS URGED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SECURITIES BY SUCH PLAN OR IRA.

FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS

     A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any portion of the ERISA Plan's assets in the Common Shares. Accordingly, such fiduciary should consider
(i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (iv) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA or certain other plans (collectively, a "Plan") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the Common Shares might constitute or give rise to a direct or indirect prohibited transaction.

PLAN ASSETS

     The prohibited transactions rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the "plan assets" of a Plan. The "plan assets" of a Plan include the Plan's interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term "plan assets" is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the "DOL Regulation") setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute "plan assets." The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a "publicly-offered security," the Plan's assets generally would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Common Shares will be sold in an offering registered under the Securities Act and registered under Section 12(b) of the Exchange Act.

     The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be "widely held" solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company expects the Common Shares to be "widely held" upon completion of any offering.



     The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as will be the case with any offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Declaration of Trust on the transfer of the Common Shares are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the Common Shares to be "freely transferable." See "Description of the Shares of the Company -- Ownership Limits and Restrictions on Transfer." The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the Common Shares. Any additional transfer restrictions imposed on the transfer of the Common Shares will be discussed in the applicable Prospectus Supplement.



     Assuming that the Common Shares will be "widely held" and "freely transferable," the Company believes that the Common Shares will be publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be "plan assets" of any plan that invests in the Common Shares.


                              PLAN OF DISTRIBUTION

     This Prospectus relates to (i) the possible issuance by the Company of Original Exchange Shares if, and to the extent that, holders of Original Units tender such Original Units in exchange for Common Shares, (ii) the offer and sale from time to time of the Original Shares by the holders thereof, (iii) the possible distribution of 617,392 Original Shares if, and to the extent that, the holder thereof (which is a limited partnership) distributes such Original Shares pro rata to its partners as part of the liquidation and winding up of affairs of such holder, (iv) the possible issuance by the Company of up to 1,097,014 RER Exchange Shares, if, and to the extent that, the holder of the RER Units tenders such RER Units in exchange for Common Shares, (v) the possible issuance by the Company of up to 9,522 JME Exchange Shares if, and to the extent that, the holder of up to 9,522 JME Units tenders such JME Units in exchange for Common Shares, and (vi) the offer and sale or other distribution from time to time of any Secondary Shares by Selling Shareholders. The Company has registered the Original Shares and the Exchange Shares for sale to provide the Selling Shareholders with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Shareholders.


     The Company will not receive any proceeds from the offering by the Selling Shareholders or from the issuance of the Exchange Shares to holders of Original Units upon receiving a notice of exchange (but it may acquire from such holders the Units tendered for exchange). The Selling Shareholders may from time to time sell all or a portion of the Secondary Shares on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Secondary Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Secondary Shares may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (v) pro rata distributions as part of the liquidation and winding up of the affairs of the holders thereof, and (vi) privately negotiated transactions. The Selling Shareholders may from time to time deliver all or a portion of the Secondary Shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Selling Shareholders and any broker-dealers participating in the distribution of the Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the Secondary Shares by the Selling Shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Shareholders may sell all or any portion of the Secondary Shares in reliance upon Rule 144 under the Securities Act.


     At a time a particular offer of Secondary Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name of any dealers or agents and any commissions and other terms constituting compensation from the Selling Shareholders and any other required information. The Secondary Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may in such circumstances be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Secondary Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.


     The Company may from time to time issue up to        Exchange Shares upon
the acquisition of the Units tendered for exchange. The Company will acquire the exchanging partner's Unit in exchange for each Exchange Share that the Company issues in connection with these acquisitions. Consequently, with each exchange, the Company's interest in the Operating Partnership will increase.


                                    EXPERTS


     The financial statements and schedule incorporated in this Prospectus by reference to the Predecessor Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. The report of Arthur Andersen LLP with respect to the combined financial statements and schedules of the Rainwater Property Group (as defined in the financial statements and schedule incorporated by reference herein) is based in part on the report of KPMG Peat Marwick LLP, independent public accountants, on the combined statement of operations, owners' deficit, and cash flows of The Crescent property and in reliance upon the authority of KPMG Peat Marwick LLP as experts in accounting and auditing.



     The financial statements incorporated in this Prospectus by reference to the Predecessor Corporation's Current Reports on Form 8-K (i) dated August 2, 1994 and filed on January 9, 1996, as amended on February 2, 1996 and February 15, 1996, (ii) dated October 3, 1994 and filed on January 9, 1996, as amended on February 2, 1996 and February 15, 1996, and (iii) dated April 18, 1996 and filed on June 5, 1996, and (iv) dated August 15, 1996 and filed on September 11, 1996, as amended on September 27, 1996 and November 12, 1996 respectively, relating to the Caltex House, Regency Plaza One, Two Renaissance Square, Waterside Commons, Stanford Corporate Centre, MCI Tower, Denver Marriott City Center, Ptarmigan Place, Albuquerque Facility, the Hyatt Regency Albuquerque, and 301 Congress and Greenway Plaza properties and for East West Properties, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports, except that certain financial statements incorporated herein by reference to the Predecessor Corporation's Current Report on Form 8-K, dated August 15, 1996 and filed on September 11, 1996, as amended on September 27, 1996 and November 12, 1996, relating to Greenway Plaza have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of Grant Thornton LLP as experts in accounting and auditing in giving said reports. The financial statements incorporated in this Prospectus by reference to the Predecessor Corporation's Current Report on Form 8-K dated October 3, 1994 and filed on January 9, 1996, as amended on February 2, 1996 and February 15, 1996, relating to Spectrum Center have been audited by Huselton & Morgan, P.C., independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS


     The legality of the issuance of the Common Shares will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C. Certain legal matters relating to federal income tax considerations will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, which will rely, as to all Texas franchise tax matters upon the opinion of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.



     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

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     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     4
Securities to be Offered..............     6
Risk Factors..........................     6
Description of Shares of the
  Company.............................    10
Certain Provisions of the Declaration
  of Trust, Bylaws and Texas Law......    13
Description of Units..................    16
Registration Rights...................    19
Selling Shareholders..................    20
Exchange of Units.....................    23
Federal Income Tax Considerations.....    33
ERISA Considerations..................    46
Plan of Distribution..................    47
Experts...............................    48
Legal Matters.........................    49
Available Information.................    49

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                                9,598,216 SHARES

                                    CRESCENT

                           REAL ESTATE EQUITIES TRUST


                                 COMMON SHARES

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                            , 1997


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------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Declaration of Trust provides that the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. In general, under current Texas law, a trust manager is liable to the trust only for liabilities arising from such trust manager's own willful misfeasance or willful malfeasance or gross negligence. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.



     The Company's Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (i) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (ii) in which the person is found liable to the real estate investment trust. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. In addition, the Company's Declaration of Trust and Bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that the Company shall have received (i) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Declaration of Trust and Bylaws also permit the Company to provide indemnification, payment or reimbursement of expenses to any employee or agent of the Company in such capacity. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust and Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Texas Real Estate Investment Trust Act for trust managers.



     The Operating Partnership Agreement contains indemnification provisions comparable to those contained in the Declaration of Trust.



     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.


EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-----------       ---------------------------------------------------------------------------------
     4.01      -- Declaration of Trust of Crescent Real Estate Equities Trust (previously filed).
     4.02      -- Bylaws of Crescent Real Estate Equities Trust (previously filed).
    *4.03      -- Second Amended and Restated Agreement of Limited Partnership of Crescent Real
                  Estate Equities Limited Partnership.
     4.04      -- Form of Stock Certificate (previously filed).
     4.05      -- Registration Rights, Lock-Up and Pledge Agreement dated as of May 5, 1994 (filed herewith).
    *5.01      -- Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Trust.
    *8.01      -- Opinion of Shaw, Pittman, Potts & Trowbridge regarding certain material tax issues relating to Crescent Real Estate Equities Trust.
    *8.02      -- Opinion of Locke Purnell Rain Harrell (A Professional Corporation).
    23.01      -- Consent of Arthur Andersen LLP, Certified Public Accountants, dated January 3,
                  1997 (filed herewith).
    23.02      -- Consent of KPMG Peat Marwick LLP, Certified Public Accountants, dated January 3,
                  1997 (filed herewith).
    23.03      -- Consent of Huselton & Morgan, P.C., A Professional Corporation, Certified Public
                  Accountants, dated January 6, 1997 (filed herewith).
    23.04      -- Consent of Grant Thornton LLP, Certified Public Accountants, dated January 6,
                  1997 (filed herewith).
   *23.05      -- Consent of Shaw, Pittman, Potts & Trowbridge.
   *23.06      -- Consent of Locke Purnell Rain Harrell (A Professional Corporation).
    24.01      -- Powers of Attorney (previously filed).


---------------

* To be filed by amendment or incorporated by reference.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 13th day of January, 1997.



                                          CRESCENT REAL ESTATE EQUITIES, INC.



                                          By:      /s/ GERALD W. HADDOCK
                                          --------------------------------------
                                                    GERALD W. HADDOCK
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



               SIGNATURES                                TITLE                        DATE
----------------------------------------   ----------------------------------   -----------------

       /s/ RICHARD E. RAINWATER*           Trust Manager and Chairman of the    January 13, 1997
----------------------------------------     Board
          RICHARD E. RAINWATER

           /s/ JOHN C. GOFF*               Trust Manager and Vice Chairman of   January 13, 1997
----------------------------------------     the Board
              JOHN C. GOFF

         /s/ GERALD W. HADDOCK             Trust Manager, President and Chief   January 13, 1997
----------------------------------------     Executive Officer (Principal
           GERALD W. HADDOCK                 Executive Officer)

          /s/ DALLAS E. LUCAS              Senior Vice President and Chief      January 13, 1997
----------------------------------------     Financial Officer (Principal
            DALLAS E. LUCAS                  Financial and Accounting
                                             Officer)

         /s/ ANTHONY M. FRANK*             Trust Manager                        January 13, 1997
----------------------------------------
            ANTHONY M. FRANK

        /s/ MORTON H. MEYERSON*            Trust Manager                        January 13, 1997
----------------------------------------
           MORTON H. MEYERSON

         /s/ WILLIAM F. QUINN*             Trust Manager                        January 13, 1997
----------------------------------------
            WILLIAM F. QUINN

          /s/ PAUL E. ROWSEY*              Trust Manager                        January 13, 1997
----------------------------------------
          PAUL E. ROWSEY, III

                                           Trust Manager
----------------------------------------
            MELVIN ZUCKERMAN



                                               *By:   /s/ GERALD W. HADDOCK
                                               ---------------------------------
                                                        GERALD W. HADDOCK
                                                         ATTORNEY-IN-FACT